====================================================================================================

                AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 2002

                                                                          REGISTRATION NO. 333-51182

                                 SECURITIES AND EXCHANGE COMMISSION
                                       WASHINGTON, D.C. 20549

                                  ---------------------------------
                                           FORM SB-2/A #1
                                       REGISTRATION STATEMENT
                                  UNDER THE SECURITIES ACT OF 1933
                                 ----------------------------------

                                     THE TRANSLATION GROUP, LTD.
----------------------------------------------------------------------------------------------------
                       (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            Delaware                           7389                             22-3382869
            --------                           ----                             ----------
(State or Other Jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer Identification No.)
 Incorporation or Organization)    Classification Code Number)

                                     The Translation Group, Ltd.
                                        30 Washington Avenue
                                    Haddonfield, New Jersey 08033
                                           (856) 795-8669
----------------------------------------------------------------------------------------------------
              (Address, including zip code, and telephone number, including area code, of registrant's principal executive office and principal place of business)

                                         Mr. Randy G. Morris
                                President and Chief Executive Officer
                                     The Translation Group, Ltd.
                                        30 Washington Avenue
                                    Haddonfield, New Jersey 08033
                                        phone: (856) 354-4755
                                      facsimile: (856) 354-1856
-----------------------------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 with a copy to:

                                     Michael C. Cascio, Esquire
                                  Law Offices of Michael C. Cascio
                                            4E Stow Road
                                      Marlton, New Jersey 08053
                                        phone: (856) 596-7228
                                      facsimile: (856) 988-1205
                                 ----------------------------------

      This Registration Statement is being filed for the benefit of selling security holders.

               APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE
                       FOLLOWING EFFECTIVENESS OF THIS REGISTRATION STATEMENT.

====================================================================================================

         If any of the  securities  being  registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

         If this Form is filed to register  additional  securities for an offering  pursuant to Rule
462(b)  under the  Securities  Act,  please  check the  following  box and list the  Securities  Act registration  statement number of the earlier effective registration statement in the same offering: [ ]

         If this  Form is a  post-effective  amendment  filed  pursuant  to Rule  462(c)  under  the
Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this  form is a  post-effective  amendment  filed  pursuant  to Rule  462(d)  under  the
Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                CALCULATION OF REGISTRATION FEE

                                                    Proposed             Proposed
Title of Each Class              Amount to be    Maximum Offering    Maximum Aggregate       Amount of
of Securities to be Registered  Registered (1)  Price Per Share (2)  Offering Price(2)   Registration Fee (2)
------------------------------  --------------  -------------------  -----------------   --------------------
common stock,
$.001 par value per share        8,790,534(3)          $.055             $483,479              $44.48

(1)      Represents shares of common stock which may be offered by certain selling security holders.
(2)      Estimated  pursuant to Rule 457(c) for the purpose of  calculating  the  registration  fee.
         Based on the average of the bid and asked  prices per share of the common stock as reported on the OTC Electronic Bulletin Board on May 2, 2002.
(3)      Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also includes additional shares of common stock issuable upon stock splits, stock dividends or similar transactions.

         The registrant  hereby amends this  registration  statement on such date or dates as may be necessary to delay its effective  date until the  registrant  shall file a further  amendment  which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities  Act of 1933, as amended,  or until the  registration  statement shall become  effective on such date as the  Commission,  acting  pursuant to said Section 8(a), may determine.

                                                  2

The information in this prospectus is not complete and may be changed.  The selling security holders may not sell  these  securities  until the  registration  statement  filed with the  Securities  and
Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not  soliciting  an offer to buy  these  securities  in any  state  where  the  offer or sale is not permitted.

                              SUBJECT TO COMPLETION, DATED MAY 14, 2002

                                       PRELIMINARY PROSPECTUS

                                     THE TRANSLATION GROUP, LTD.
                                  11,104,302 shares of common stock

         The selling security holders identified on pages 35 and 36 of this prospectus may offer and sell, from time to time, up to 11,104,302 shares of our common stock.  These outstanding  shares and the warrants exercisable for these shares were issued by us in private placement  transactions.  The selling  security  holders  may sell all or a portion  of their  shares  through  public or  private transactions at prevailing market prices or at privately  negotiated prices. We will not receive any part of the proceeds  from sales of these  shares by the selling  security  holders  although we may receive the  exercise  price of warrants  which are  exercisable  for common  stock  offered by this prospectus. We have not received any commitments for the exercise of warrants.

         Our common stock is traded on the OTC Electonic Bulletin Board under the symbol "THEO." The last reported sale price of our common stock on May 14, 2002. on the OTC Electronic  Bulletin  Board
was $.055 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"  BEGINNING
ON PAGE 6 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES  AND EXCHANGE  COMMISSION  NOR ANY STATE  SECURITIES  COMMISSION HAS
APPROVED OR DISAPPROVED  THESE  SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           The date of this prospectus is May 14, 2002

                                          TABLE OF CONTENTS

                                        ABOUT THIS PROSPECTUS

         This  prospectus  is part of a  registration  statement  we filed  with the  United  States
Securities  and  Exchange  Commission.  You should  rely only on the  information  provided  in this prospectus.  We have not  authorized  anyone to provide  you with  information  different  from that contained in this prospectus.  The selling security holders are offering to sell, and seeking offers to buy,  shares of common  stock only in  jurisdictions  where offers and sales are  permitted.  The information  contained  in this  prospectus  is  accurate  only as of the  date of this  prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Applicable SEC rules may require us to update this prospectus in the future. This preliminary prospectus is subject to completion prior to this offering.

                                                  1

                                         PROSPECTUS SUMMARY

         THE FOLLOWING  SUMMARY  HIGHLIGHTS  SELECTED  INFORMATION  FROM THIS PROSPECTUS AND MAY NOT
CONTAIN THE INFORMATION  THAT IS IMPORTANT TO YOU. TO UNDERSTAND OUR BUSINESS,  YOU SHOULD READ THIS
ENTIRE PROSPECTUS CAREFULLY,  INCLUDING THE CONSOLIDATED  FINANCIAL STATEMENTS AND THE RELATED NOTES
BEGINNING ON PAGE F-1.

OUR BUSINESS

         We translate and localize documents,  software and Web site content written in one language into other  languages.  Localization is the business of converting text from one language to another while giving careful consideration to the customs of the local area.

         While developing automated  translation systems, we will continue to supply our traditional translation services to the software, telecommunications and other technical publication industries.
Our customers for these services include, among others:

              Microsoft(R)                          Sun Microsystems
              Oracle                                Alta Vista

         Our efforts in developing unique  computer-based  language translation systems and language tools, are aided by strategic technology relationships with Applied Knowledge Systems International,
LTD  ("AKSI"),  which owns the  Gedanken  system and ESTeam AB.  These new systems are  specifically designed to  substantially  equal the ability of human  translators,  while providing speed and cost advantages  over human  translation.  We believe these new systems are unique  because of their high accuracy  rate and speed.  In November  2001,  we filed a demand for  arbitration  with the American
Arbitration  Association  ("AAA") to enforce  Translation  Group's  rights under the 1996  Licensing
Agreement with Gedanken ("AKSI"). We expect the matter to resolve before the end of the year.

                                                  2

INDUSTRY AND MARKET INFORMATION

         We  believe  that there is a strong  market  for  translation  and  localization  services.
According to published industry  information,  it is estimated that actual translations  account for only 10% of all potentially translatable material. According to Allied Business Intelligence,  1999, the market for these services was approximately $7.6 billion in 1999 and is expected to grow to $9.3 billion  by 2004.  We believe  that the demand for new,  rapid,  low-cost  solutions  will  increase significantly.

         Our  marketing  efforts  target  specific  vertical  markets.  With  respect  to  automated translation  technology,  our goal is to initially  target  financial,  information  technology  and telecommunications  industries.  We believe we can provide unique and highly effective  solutions to these  markets,  and have begun to  assemble  a  marketing  team and  approach  to launch  these new services.

OUR MISSION

         Our  mission  is to become  the  leading  global  supplier  of  multilingual  products  and solutions. We have two primary objectives:

     o   Complete developement of automated language translation systems; and

     o   Expand the globalization capabilities of our targeted market segments

         Since our inception,  we believe that we have taken  significant  strides  towards  meeting those objectives, including, among other things:

     o   Acquiring two translation companies,  Bureau of Translation Services,  Inc. and Word House;
         (BTS ceased  operations  in October,  2001;  also  please see Legal  Proceedings  regarding
         Wordhouse)

     o   Licensing,  exclusively,  two unique and advanced  translation systems from AKSI and ESTeam
         AB; (see Legal Proceedings regarding AKSI and ESTeam) and

     o   Creating new products,  services and combination  product/service offerings that we believe will be effective and profitable.

         Of course, we may not be successful in achieving our objectives.

                                                  3

ABOUT OUR COMPANY

         Our executive  offices are  currently  located at 30 Washington  Avenue,  Haddonfield,  New
Jersey 08033, and our telephone number is (856) 354-4755.  We were  incorporated in Delaware on July
6, 1995.

                                            THE OFFERING

Common stock offered by the selling
security holders:                        11,104,302 Shares

Common stock currently outstanding:      13,872,403 Shares(1)

Common stock to be outstanding after
the offering:                            14,431,803 Shares(1)(2)(3)(4)

Use of proceeds:                         We will not receive any of the proceeds
                                         from the sale of shares by the  selling
                                         security   holders,   although  we  may
                                         receive the exercise  price of warrants
                                         which are  exercisable for common stock
                                         offered by this prospectus. We have not
                                         received   any   commitments   for  the
                                         exercise of warrants. Any proceeds from
                                         the  exercise of warrants  will be used
                                         for general working capital purposes.

Trading symbol (OTC Electronic
Bulletin Board):                         "THEO"
--------------------------

(1)      The number of outstanding shares does not include:  1,826,810 shares issuable upon exercise of  outstanding  warrants  to purchase  our common  stock;  250,000  shares  issuable  upon conversion  of certain  outstanding  shares of  preferred  stock into  shares of our common stock.
(2)      Includes  559,400  shares being offered  hereunder  which are issuable upon the exercise of outstanding warrants and options.
(3)      Does not include 1,110,000 shares issueable upon the exercise of outstanding options.
(4)      The Company will take all necessary  steps  to  increase the number of authorized shares in order to meet all of its obligations.

                                                  4

                                 SUMMARY CONSOLIDATED FINANCIAL DATA

The following  table sets forth our summary  financial  data. This table does not present all of our financial  information.  You should read this information together with our financial statements and the notes to those statements included in this prospectus.

                                         YEAR ENDED MARCH 31

                                             (in thousands, except per share data)

                                                    2001               2000

    Revenues                                      $ 8,038            $13,347
    Gross profits                                   1,243              4,632
    Loss before income taxes                      (11,319)               (20)
    Net income (loss)                             (11,176)              (188)
    Basic and diluted loss per share(1)             (2.40)             (0.06)
    Basic and Diluted Weighted average              4,660              2,966
    number of shares outstanding

--------------------
(1) Basic income (loss) per common share is based upon the weighted  average number of common shares outstanding  for each period  presented.  Diluted  income  (loss) per common share is based upon the weighted  average  number of common  shares plus the  dilutive  effect of the  existing  convertible securities  outstanding for each period presented.  Convertible securities have not been included as their effect would be anti-dilutive.

                                  Consolidated Balance Sheet Data:
                                   Quarter Ended December 31, 2001
                                (in thousands except per share data)

                          Working Capital              (872)
                          Total Assets                3,631
                          Total Liabilities           1,969
                          Redeemable Preferred Stock    960
                          Stockholders Equity           703

                                                  5

                                            RISK FACTORS

THE  FOLLOWING  RISKS,  AMONG OTHERS NOTED IN THIS REPORT,  SHOULD BE CAREFULLY  CONSIDERED  IN RISK
FACTORS

AN INVESTMENT IN THE COMPANY INVOLVES NUMEROUS  SIGNIFICANT  RISKS,  INCLUDING THOSE SET FORTH BELOW
EVALUATING THE COMPANY.  THIS REPORT CONTAINS  CERTAIN  FORWARD-LOOKING  STATEMENTS BASED ON CURRENT
EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE
ANTICIPATED  IN THESE  FORWARD-LOOKING  STATEMENTS AS A RESULT OF MANY  FACTORS,  INCLUDING THE RISK
FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS REPORT. THE CAUTIONARY  STATEMENTS MADE IN THIS REPORT
SHOULD BE READ AS BEING APPLICABLE TO ALL  FORWARD-LOOKING  STATEMENTS  WHEREVER THEY APPEAR IN THIS
REPORT.

THE  OWNERSHIP OF WORDHOUSE  IS  CURRENTLY  AT ISSUE AND THE SUBJECT OF PENDING  ARBITRATION  IN THE
NETHERLANDS.

         In April,  2001,  the former owner of  WordHouse  ("WH")  sought to have the 1997  Exchange
Agreement (under which the Company purchased WH) annulled. Pursuant to the 2000 Settlement Agreement and Mutual Release entered into by the Company and WH's former owner, the former owner of WH filed a
Request for Arbitration with the Netherlands Arbitration Institute.  Concurrently, WH's former owner sought preliminary relief in a Dutch Court proceeding ("Summary  Proceedings").  In August 2001, the
Judge in Summary  Proceedings  granted the request of WordHouse's former owner and annulled the 1997
Exchange  Agreement.  The  preliminary  award  in  Summary  Proceedings  is  subject  to an award in
Arbitration. Thereafter, the former owner of WH withdrew his Request for Arbitration.

         In November, 2001, the Company filed a Request for Arbitration, as provided for in the 2000
Settlement  Agreement and Mutual Release.  On December 31, 2001, WH's former owner caused the shares in WH to be re-transferred, pursuant to the order in Summary Proceedings.

         Immediately  following the retransfer of shares, TGL secured an "attachment" on the capital shares of WH in a Dutch  Court to protect  its  interests,  which  include a loan to WH in excess of
$900,000 USD, pending the outcome of arbitration.  The attachment prevents the former owner of WH to sell, or otherwise dispose of the shares of WH, until the matter has been resolved in Arbitration.

         Arbitration with the Netherlands  Arbitration Institute ("NAI") should commence shortly and the  parties  continue to attempt to settle the matter.  Should TGL lose in  arbitration,  TGL would still have the right to proceed  against WH and/or WH former  owner for the loan and other  expenses incurred as a result of the Company's ownership of WH.

         THIS REPORT PRESENTS WH AS A WHOLLY-OWNED  SUBSIDIARY. A negative result in Arbitration may result in the loss of WH. However,  as earlier mentioned,  the company would still have the right to proceed against WH for the loan, and other expenses.

THE COMPANY AND AKSI ARE CURRENTLY DISPUTING THEIR RESPECTIVE RIGHTS UNDER THE LICENSING AGREEMENT.

         In November, 2001, the Company filed a demand for Arbitration with the American Arbitration
Association ("AAA") to enforce its rights under the 1996 Licensing  Agreement.  As such, the Company has been unable to pursue its plans to deploy Gedanken for commercial purposes, and will continue to be prevented from doing so until Arbitration is resolved  favorably for the Company.  We believe the matter should be resolved by the end of 2002.

                                                  6

FUTURE  PROFITABILITY AND THE VALUE OF YOUR INVESTMENT WILL DEPEND UPON THE COMPANY'S SUCCESS GROWTH
STRATEGY

         The Company has reflected only modest net income from operations  during fiscal 1997, a net loss during fiscal 1998, 1999, 2000 and 2001. As a result, the Company's  successful  implementation of its business strategy will likely determine:

     o   future profitability

     o   ability to effectively compete in the translation and localization industry; and

     o   The ultimate value of an investment in the Company

         The Company's  business plan relies  primarily on the  development  and  implementation  of computer-aided  translation and  localization  products and the integration of existing  translation services.

LIMITED MARKET FOR THE COMPANY'S COMMON STOCK INCREASES THE POSSIBLE  VOLATILITY OF STOCK PRICES AND
THE VALUE OF ANY INVESTMENT IN EQUITY MAY BE REDUCED

         The public  trading  market for the Company's  shares of common stock is limited on the OTC
Bulletin  Board.  There can be no assurances that a regular trading market for the common stock will be sustained.  By its very nature,  trading on the OTC Bulletin  Board  provides only limited market liquidity.  In addition,  the stock markets generally have experienced,  and continue to experience, extreme  price and volume  fluctuations  which  have  affected  the  market  price of many small cap companies and which have often been unrelated to the operating performance of these companies. These broad market  fluctuations,  as well as general  economic and  political  conditions,  may adversely affect the market price of the Company's common stock.

IF THE COMPANY USES ITS COMMON STOCK TO CARRY OUT ADDITIONAL ACQUISITIONS OR ISSUE MORE COMMON STOCK
IN A PUBLIC OFFERING, ADDITIONAL DILUTION TO YOUR INVESTMENT WILL OCCUR

         The Company may grow the business through  acquisitions.  The Company could accomplish this through the issuance of additional  shares of common stock. This would have the effect of increasing the number of shares of common stock outstanding.  In addition, in order to accomplish the Company's business strategy on a longer-term basis, they are likely to require additional financing, which may entail  the  issuance  of  additional  shares  of common  stock,  preferred  stock or  common  stock equivalents,  which would have the further  effect of increasing  the number of shares  outstanding.
This may be done in order to, among other things:

         o    Facilitate a business combination

         o    Acquire assets or stock of another business

         o    Compensate employees or consultants; and

         o    For other valid business reasons in the discretion of the Board of
              Directors

                                                  7

THE COMPANY OPERATES IN HIGHLY  COMPETITIVE  MARKETS,  WHICH COULD RESULT IN LOSS OF MARKET SHARE OR
REDUCED MARGINS

         The Company faces intense competition from  multinational,  regional and local companies in every market in which they operate.  The principal  competitive  factors within the  translation and localization industry include:

         o    Price

         o    Technological capability

         o    Accuracy

         o    Extent of geographic coverage; and

         o    Ability to deliver services in a timely manner

         Many of the Company's  competitors  have  well-established  reputations  and  significantly greater financial,  marketing,  personnel and other resources.  The Company's principal  competitors are:

         o    Berlitz                               o    Logos
         o    Bowne Translation Division            o    Systran
         o    Alpnet                                o    LMI
         o    Lionbridge

         Some of these competitors are multinational,  highly visible and well-regarded enterprises.
There can be no assurance that the Company will be able to compete  effectively against these or any other competitors.

SENIOR  MANAGEMENT  BENEFICIALLY  OWNS A SIGNIFICANT  PERCENTAGE  OF THE COMPANY'S  COMMON STOCK AND
THEREFORE HAS SIGNIFICANT INFLUENCE OVER THE ELECTION OF DIRECTORS

         The officers,  directors and principal  stockholders own approximately 51% of the Company's common stock on a fully  diluted  basis.  Consequently,  upon  exercise of their vested  options and warrants and by virtue of Delaware law, these  stockholders  could be in a position to influence the election of all the directors and possibly  control the outcome of other  corporate  matters without the approval of other stockholders.  In addition, applicable statutory provisions and the ability of the Board of Directors to issue one or more series of preferred stock without  stockholder  approval could deter or delay  unsolicited  changes in control by discouraging  open market  purchases of the
Company's  common  stock or a  non-negotiated  tender  or  exchange  offer for  stock,  which may be disadvantageous  to stockholders  who may otherwise  desire to participate in such a transaction and receive a premium for their shares.

THE  SUCCESSFUL  IMPLEMENTATION  OF THE COMPANY'S  BUSINESS  STRATEGY IS DEPENDENT  UPON  MANAGEMENT
PERSONNEL AND EXECUTIVE OFFICERS

         Operations  are dependent  upon the continued  services of senior  management  and upon the
Company's  ability to hire and retain  qualified  management  and technical  personnel.  The loss of services of any of those executive officers or other management or personnel, whether as a result of death, disability or otherwise, may have a material adverse effect upon the Company's business.

                                                  8

A  SIGNIFICANT  PORTION OF REVENUES ARE DERIVED  FROM  INTERNATIONAL  OPERATIONS,  AND A DOWNTURN IN
INTERNATIONAL COMMERCE COULD SEVERELY IMPACT RESULTS OF OPERATIONS

         A significant  portion of the Company's  business is conducted  outside the United  States.
International  trade is  influenced by many factors,  including  economic and political  conditions, employment issues,  currency fluctuations and laws relating to tariffs, trade restrictions,  foreign investments and taxation.  As a result,  the Company's  operations are subject to various risks such as:

     o   Loss of revenue due to the instability of foreign economies

     o   Currency fluctuations and devaluations

     o   Adverse tax policies; and

     o   Governmental  activities  that may  limit or  disrupt  markets,  restrict  payments  or the movement of funds or result in the deprivation of contract rights

         The  Company  is  subject  to  taxation  in  a  number  of  jurisdictions,  and  the  final determination  of tax liabilities  involves the  interpretation  of the statutes and requirements of various domestic and foreign taxing authorities.  Moreover,  many of the countries where the Company operates and plans to operate have legal systems that differ from the United States legal system and may provide  substantially  less  protection  for  foreign  investors.  A reduction  in the level of international trade,  material  restrictions on trade or a downturn in the economies of countries in which the  Company  currently  operates  could  have a  material  adverse  effect on the  results of operations.

                          SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus contains forward-looking statements that involve risks  and  uncertainties.  These  statements  relate  to  future  events  or our  future  financial performance.  In many cases,  you can identify  forward-looking  statements by  terminology  such as
"may", "will", "should", "expects", "plans",  "anticipates",  "believes",  "estimates",  "predicts",
"potential"  or "continue"  or the negative of such terms and other  comparable  terminology.  These statements are only  predictions.  Our actual results could differ materially from those anticipated in these forward-looking  statements as a result of many factors, including the risks faced by us as described in "Risk Factors" and elsewhere in this prospectus.

                                                  9

         We believe it is important to communicate our expectations to our investors. However, there may be events in the  future  that we are not able to  predict  accurately  or over which we have no control.  The risk factors  described above, as well as any cautionary  language in this prospectus, provide  examples of risks,  uncertainties  and events  that may cause our actual  results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in shares of our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus  could have a material adverse effect on our business, operating results and financial condition.

                                           USE OF PROCEEDS

         We will not  receive any  proceeds  from the sale of common  stock by the selling  security holders,  although we may receive the exercise  price of warrants which are  exercisable  for common stock offered by this prospectus. We have not received any commitments for the exercise of warrants.
Any proceeds from the exercise of warrants will be used for general working capital purposes.

                                                 10

                                   MARKET FOR OUR COMMON STOCK AND
                                     RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

         We completed our initial  public  offering on December 6, 1996.  Since that date our common stock has been reported on the OTC  Electronic  Bulletin  Board under the symbol THEO. The following table sets forth the range of the high and low bid prices for the common  stock as  reported  by the
National  Quotation Bureau for the periods indicated and represents  prices between  broker-dealers, which do not include retail mark-ups and mark-downs, or any commission to the broker-dealer. The bid prices do not reflect prices of actual transactions.

          1998                                           HIGH            LOW

          Quarter ended March 31, 1998                 $ 4.75           $ 3.75
          Quarter ended June 30, 1998                    6.50             4.00
          Quarter ended September 30, 1998               7.5625           5.25
          Quarter ended December 31, 1998                6.25             4.50

          1999

          Quarter ended March 31, 1999                   5.00             3.00
          Quarter ended June 30, 1999                    6.125            3.00
          Quarter ended September 30, 1999               3.75             2.00
          Quarter ended December 31, 1999                5.3125           1.5625

          2000

          Quarter ended March 31, 2000                  10.50             3.25
          Quarter ended June 30, 2000                    6.8125           3.875
          Quarter ended September 30, 2000               5.5625           2.875
          Quarter ended December 31, 2000                3.25              .4062

          2001

          Quarter ended March 31, 2001                   1.75              .5625
          Quarter ended June 30, 2001                     .875             .45
          Quarter ended September 30, 2001                .70              .17
          Quarter ended December 31, 2001                 .17              .06

          2002

          Quarter ended March 31, 2002                    .11              .03

         On May 2, 2002 the  closing  bid price  for the  Company's  common  stock  was  $.055.  The approximate number of record holders of common stock as of December 31, 2001 was 67. The approximate number of beneficial owners was 900 as of December 31, 2001.

         The Company  also issued  common stock  purchase  warrants in  connection  with its initial public offering,  which are now exercisable until December 31, 2002 for a share of common stock upon payment of the exercise price of $.90

DIVIDEND POLICY

         The Company has not declared or paid any  dividends  nor does it expect to pay dividends on its common stock in the foreseeable future intending to retain earnings to finance the growth of its operations.

                                                 11

DIVIDENDS

         We have not paid any cash  dividends  to date,  and we have no intention of paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of dividends is subject to the  discretion  of the board of directors and to certain  limitations  imposed under the
General Corporation Law of the State of Delaware. The timing, amount and form of dividends,  if any, will  depend,  among  other  things,  on  our  results  of  operations,  financial  condition,  cash requirements and other factors deemed relevant by our board of directors.

SHARES ELIGIBLE FOR PUBLIC SALE AND REGISTRATION RIGHTS

         Future sales of substantial amounts of our common stock,  including our common stock issued upon exercise of outstanding  options and warrants and conversion of outstanding shares of preferred stock,  in the public market could adversely  affect market prices  prevailing from time to time and could impair our ability to raise capital through the sale of equity securities.

         As of May 14, 2002, there are 13,872,403 shares of our common stock issued and outstanding.
Approximately  370,000 of the shares are subject to restrictions upon resale as "restricted  shares"
as defined in Rule 144 under the Securities Act of 1933.

         The public  resale of our  "restricted  shares" is governed by Rule 144. In general,  under
Rule 144 as currently in effect,  a person (or persons whose shares are  aggregated) who owns shares that were purchased from us (or any affiliate) at least one year previously,  including a person who may be deemed our affiliate,  is entitled to sell within any three-month  period, a number of shares that does not exceed 1% of the then  outstanding  shares of our common stock. If our common stock is subsequently  included  for trading in an  automated  inter-dealer  quotation  system or listed on a national securities exchange, then the volume limitation will become the greater of:

     o   1% of the then outstanding shares of our common stock; or

     o   the average  weekly  trading  volume of our common  stock  during the four  calendar  weeks preceding  the date on which notice of the sale is filed with the  Securities  and Exchange commission.

         Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the  availability  of current public  information  about us. Any person (or persons whose shares are aggregated)  who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted  securities" under Rule 144 under the
Securities Act that were purchased from us (or any affiliate) at least two years  previously,  would be entitled to sell such shares under Rule 144(k) without regard to the volume  limitations,  manner of sale provisions, public information requirements or notice requirements.

                                                 12

         As we  discussed  under  the Risk  Factors  section  of this  prospectus,  future  sales of restricted  common  stock  under Rule 144 or  otherwise,  or of the shares  that are covered by this prospectus,  may create  downward  pressure on the trading price of our common stock.  This pressure could,  in turn,  negatively  effect the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders,  or the effect, if any that sales of shares by such  stockholders  could have on the market  price of our common  stock prevailing from-to-time.

         We have agreed to register the public resale of 11,104,302 of the shares  identified above;
11,104,302 of which are being registered for public resale hereunder.

                                           CAPITALIZATION

         The following table sets forth our capitalization as of December 31, 2001 This table should be read in  conjunction  with the  Company's  Consolidated  Financial  Statements  and notes thereto beginning on page F-1.

                                                                         ACTUAL
                                                                         ------

         Convertible Preferred Stock                                   $959,747
                                                                       --------
         Common stock                                                     5,285
         Additional paid in capital                                  14,547,614
         Accumulated deficit                                        (13,794,555)
         Common stock in treasury                                       (68,032)
         Accumulated and other comprehensive income                      12,449
                                                                         ------
         Total stockholders' equity (deficiency)                        702,761
                                                                      ---------
         Total capitalization                                        $1,662,508
                                                                     ==========

                                                 13

                               MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                            FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for historical information, the material contained in Management's Discussion and Analysis of
Financial Condition and Results of Operations is forward-looking. For the purpose of the safe harbor provisions for forward-looking  statements of the Private Securities  Litigation Reform Act of 1995,
readers are urged to review the Company's  Annual Report on Form 10-KSB for the year ended March 31,
2001 for a list of certain important factors that may cause actual results to materially differ from those described below.

OVERVIEW AND STRATEGY

As detailed in the Company's Form 10-KSB for the year ending March 31, 2001,  Planet Access Networks ceased operations on July 31, 2001. Substantially all of its assets have been liquidated and applied to its portion of the Progress Bank Loan. A close down and sale  procedure at Bureau of  Translation
Services,  Inc. commenced in the third quarter of the year ending March 31, 2002 (the current fiscal year).

The Company has refocused its efforts on deploying the Gedanken  technology to improve  efficiencies and open new markets.  As disclosed in the Company's Form 10-KSB for the year ending March 31, 2001, the Company and the  principals of Applied  Knowledge  Systems  International  (AKSI),  owner of the
Gedanken  technology,  are currently disputing the parties' respective rights under a 1996 Licensing
Agreement.  As such,  the  Company  has been  unable to pursue  its  plans to  deploy  Gedanken  for commercial  purposes.  On November  19, 2001,  the Company  filed a claim  against  Gedanken and all related  parties with the American  Arbitration  Association,  as provided for in the 1996 Licensing
Agreement.

The Company's  remaining  subsidiary,  Word House,  continues to serve  customers in the traditional translation and localization markets. In April, 2001, the former owner of WordHouse ("WH") sought to have the 1997 Exchange  Agreement (under which the Company  purchased WH) annulled.  Pursuant to the
2000 Settlement  Agreement and Mutual Release entered into by TGL and WH's former owner,  the former
owner  of  WH  filed  a  Request  for  Arbitration  with  the  Netherlands   Arbitration  Institute.
Concurrently,  WH's former owner sought  preliminary  relief in a Dutch Court  proceeding  ("Summary
Proceedings").  In August 2001, the Judge in Summary  Proceedings granted the request of WordHouse's former owner and annulled the 1997 Exchange Agreement.  The preliminary award in Summary Proceedings is subject to an award in Arbitration.  Thereafter,  the former owner of WH withdrew his Request for
Arbitration.

In November,  2001,  TGL filed a Request for  Arbitration,  as provided  for in the 2000  Settlement
Agreement and Mutual Release.  On December 31, 2001, WH's former owner caused the shares in WH to be re-transferred, pursuant to the order in Summary Proceedings.

Immediately following the retransfer of shares, TGL secured an "attachment" on the capital shares of
WH in a Dutch Court to protect its interests,  which include a loan to WH in excess of $900,000 USD, pending the outcome of  arbitration.  The  attachment  prevents the former  owner of WH to sell,  or otherwise dispose of the shares of WH, until the matter has been resolved in Arbitration.

Arbitration  with the Netherlands  Arbitration  Institute  ("NAI") should  commence  shortly and the parties  continue to attempt to settle the matter.  Should TGL lose in arbitration,  TGL would still have the right to proceed against WH and/or WH former owner for the loan and other expenses incurred as a result of TGL's ownership of WH.

THIS REPORT PRESENTS WH AS A WHOLLY-OWNED SUBSIDIARY. A negative result in Arbitration may result in the loss of WH.  However,  as earlier  mentioned,  the company would still have the right to proceed against WH for the loan, and other expenses.

A new auditor Mark Cohen,  CPA qualified to practice before the SEC, has reviewed this  Registration
Statement,  including the financials. Our former auditor Wiss & Company, LLP ("Wiss") was terminated by mutual agreement.  Wiss's report on the Company's financial statements for the prior year did not contain  either an adverse  opinion or a disclaimer of opinion,  nor was qualified or modified as to audit scope or  accounting  principles.  Further  during the  Company's  most recent fiscal year and subsequent  interim period up to the date of the change of accountants,  there were no disagreements with the former accountants on any matter of accounting principle or practices,  financial statement disclosure, or auditing scope of procedure

                                                 14

RESULTS OF OPERATIONS

REVENUES.  Revenues  for the quarter  ended  December  31, 2001 (the  "Current  Quarter")  decreased
$1,711,000,  to $525,000 from  $2,236,000 for the quarter ended  December 31, 2000 (the  "Comparable
Quarter").  Revenues for the nine months ended  December 31, 2001 (the "Current  Period")  decreased
$2,930,000,  to  $2,922,000  from  $5,852,000  for the nine  months  ended  December  31,  2000 (the
"Comparable Period").

GROSS PROFIT.  Gross profit decreased $323,000 in the Current Quarter,  to $237,000 from $560,000 in the  Comparable  Quarter.  Gross profit  increased  $308,000 for the Current Period to $913,000 from
$605,000 for the Comparable Period.

SELLING, GENERAL AND ADMINISTRATION. Selling, general and administration ("SG&A") expenses decreased to $133,000 during the Current Quarter, from $1,072,000 in the Comparable Quarter.  Selling, general and administration ("SG&A") expenses decreased to $981,000 during the Current Period from $2,693,000 for the Comparable Period.

NET LOSS. The Company had a net loss of $101,951  during the Current Quarter as compared to net loss of $1,004,839 for the Comparable Quarter.  The Company had a net loss of $883,372 during the Current
Period as compared to net loss of $3,533,230 for the Comparable Period.

The above  changes are, in large part,  related to the decrease in sales due to the  close-down  and sale procedure at Planet Access Networks, Inc. and Bureau of Translation Services, Inc.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2001 the Company had a cash  balance of $70,167  compared to $416,705 on December
31,  2000.  Also,  as of December  31, 2001 the Company  had  negative  working  capital of $872,720 compared to working  capital of $84,421 on December  31,  2000.  The  decreases  in cash and working capital are largely  attributable  to  operations  at Planet  Access  Networks,  Inc.  and Bureau of
Translation  Services,  Inc., as outlined in the Company's Form 10-KSB dated March 31, 2001, and the subsequent shut down of both subsidiaries.

Management  believes  that the existing  cash  balance,  together  with  revenues from the remaining translation  company, is insufficient to fully implement its plans to exploit the Gedanken System in the event that the Company  prevails at  arbitration.  Additionally,  funding,  either from  outside investors,  partners,  or customers,  will be required in order for the Company to fully realize the potential of the Gedanken System and services based on the system. The Company believes that it will be able to finance its growth from the issuance of securities and has continued  discussions  with a number of potential funding sources.

Progress  Bank has  obtained  a consent  judgment  by way of  Confession  for an amount in excess of
$800,000 as provided for under the loan agreement.  The Company denies further  liability under this loan agreement and plans to contest the obligation if it is not properly settled.  The amount of the original loan was $1,200,000. After payments of approximately $900,000 to Progress Bank, the Company has negotiated and  preliminarily  agreed to the terms of a complete  settlement  with Progress Bank regarding the loan in question. The agreement has not been signed.

                                                 15

RESULTS OF OPERATIONS

Year Ended March 31, 2001, 2000 & 1999

Operations                         2001         %          Change       2000*       %        1999**         %       Change
----------                         ----        ---         ------       -----      ---       ------        ---      ------
Sales........................    $8,038      100.0       $(5,309)    $13,347      100.0       $5,987      100.0     $7,360
Operating Costs &
    Expenses
Cost of Sales................     6,796       84.5        (1,919)      8,715       65.3        4,833       80.6      3,882
Selling & Admin..............     3,617       45.0           893       2,724       20.4        1,865       31.1        859
Research & Develop...........                                                                    147        2.4       (147)
Special & Other..............     6,141       76.4         6,141                                 979       16.3       (979)
Corporate Admin..............     2,120       24.6           876       1,244        9.3          736       12.2        508
Amort. Of excess.............       401        5.0            61         340       (2.6)          97        1.6        243
                              -------------------------------------------------------------------------------------------------

Total........................    19,075      237.3         6,052      13,023       97.6        8,657    1,442.2      4,366

Operating profit (loss)
before other income..........   (11,037)    (137.3)      (11,361)        324        2.4       (2,670)     (44.2)     2,994
Other income (expense), net..
                                   (282)       3.5            62        (344)      (2.6)         125        2.1       (469)
                              -------------------------------------------------------------------------------------------------

(Loss) income before taxes...
                                (11,319)    (140.8)      (11,299)        (20)       (.2)      (2,545)     (42.1)     2,525

Income taxes (benefit).......      (143)      (1.8)         (311)        168        1.2         (396)       6.5        564
                              -------------------------------------------------------------------------------------------------
Net Income (Loss)............  $(11,176)     (139.0)    $(10,988)      $(188)      (1.4)     $(2,149)     (35.6)    $1,961
                              =================================================================================================

Average shares outstanding...
                                  4,660                                2,966                   2,278
Primary earnings (loss) per
share........................    $(2.40)                               $(.06)                  $(.94)

*  Includes sales and costs of acquired subsidiary for the eleven months ended March 31, 1999
** Includes sales and costs of acquired  subsidiary for the nine months ended March 1, 1998 Reflects reclassifications for consistency of comparisons.

                                                 16

                                              3/31/01       3/31/00
Financial Condition                           -------       -------      Change
-------------------                                 (In 000's)           ------

Cash and short term investments............   $  129      $ 1,700      $(1,571)
Other current assets.......................    1,484        3,072       (1,588)
                                            ----------   ----------   ----------
Total Current Assets.......................    1,613        4,772       (3,159)
Total Current Liabilities..................    2,833        1,672        1,161
                                            ----------   ----------   ----------
Working Capital............................   (1,220)       3,100       (4,320)
                                            ----------   ----------   ----------
Current Ratio..............................     .6:1        2.9:1      (2.7):1
Total Assets...............................    4,877       11,933       (7,056)
Total Liabilities..........................    3,843        2,166        1,677
                                            ----------   ----------   ----------
Stockholders' equity.......................    1,034        9,767       (8,733)
                                            ----------   ----------   ----------
Book value per share.......................
                                               $ .20        $ 3.29      $(3.09)
                                            ==========   ==========   ==========

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED MARCH 31, 2001 (THE "CURRENT  YEAR") COMPARED TO THE
FISCAL YEAR ENDED MARCH 31, 2000 ("COMPARABLE YEAR")

GENERAL

         During the Current Year, the Company continued  development of  computer-based  translation tools  licensed  from  Applied  Knowledge  Systems  International  (aka  "Gedanken"),  and ESTeam AB
("ESTeam").  Launch of the Gedanken System has been delayed due to pending  arbitration.  During the
Current Year, the Company  continued the historic  operations of the Bureau of Translation  Services
("BTS") and the WordHouse Group of Companies ("WordHouse").  BTS ceased operations in October, 2001.
The Company is involved in litigation  with the former owner of Wordhouse.  During the Current Year, the Company  operated  Planet Access Networks  ("PAN")  normally for the first three fiscal quarters then  commenced a close-down and sale procedure in the fourth fiscal quarter due to a severe lack of new sales endemic to the larger web-site design and consulting  industry.  Generally  speaking,  the financial results are a result of Management's decision to invest in "multi-lingual web" and operate
PAN at the same  time the  industry  supporting  PAN was  collapsing.  Using  hindsight  as a guide, severely  curtailing PAN operations sooner and not investing in "multi-lingual  web" would have been better decisions.

SALES

         During the Current Year,  consolidated  sales  decreased by $5,309,000  from the Comparable
Year to $8,038,000,  a decrease of 40%. The individual operating units had mixed results. BTS showed an increase in sales of $698,307 over the comparable year due to a more focused sales effort and new business from existing  customers.  WordHouse sales decreased by $297,893 due to delays in orders by large WordHouse customers.  PAN sales decreased by $5,598,931 as a result of the general downturn of
Internet  related  business.  PAN's largest  customer,  who accounted for 74% of the previous year's revenue,  ceased operations.  PAN's other customers,  many of whom are based on traditional business models, slashed Internet/Web related budgets.

                                                 17

COST OF SALES AND GROSS MARGIN

         During  the  Current  Year,  cost of sales  decreased  by 22% over the  Comparable  Year to
$6,796,000  principally due to staff reductions at PAN and, to a lesser extent,  staff reductions at
BTS.  As a  percentage  of sales,  cost of sales  increased  to 84.5% from 65.3%.  This  increase is attributable to the fact that staff cuts at PAN did not happen soon enough in the year and when cuts were finally made,  the cuts were not deep enough.  Management  believes that  commercialization  of services based on the Gedanken technology will allow the Company to offer satisfactory margins going forward.

GENERAL AND ADMINISTRATIVE

         General and  administrative  expenses increased from the Comparable Year by $893,000 or 33%
to $3,617,000 in the Current Year. During the first half of the Current Year, Management invested to build  administrative  functions to support a company  around  "multi-lingual  web",  which business failed to materialize.

NET INCOME

         Net loss increased  from the  Comparable  Year by $10,988,000 to $11,176,000 in the Current
Year,  principally  as a result of the  combination  of a $4,200,000  operating  loss at PAN and the write-off of the Company's investment in PAN, including excess goodwill, equipment, and research and development expenses incurred to build a "multi-lingual web" product line. The Company also incurred an impairment loss of $813,968 on its investment in the ESTeam AB development software cost.

         The net loss  caused net loss per share to increase  from $.06 per share in the  Comparable
Year to $2.40 per share in the Current Year.

LIQUIDITY AND WORKING CAPITAL

         As of March 31, 2001 the Company had a cash balance of $129,000  compared to  $1,700,000 on
March 31, 2000.  Also, as of March 31, 2001, the Company had negative  working capital of $1,220,000 compared to  $3,100,000 on March 31, 2000.  The  decreases in cash and working  capital are a direct result of operations at PAN and Management's decision to operate PAN longer than warranted.

                                                 18

                                       DESCRIPTION OF BUSINESS

HISTORY AND BACKGROUND

         The Company  was  incorporated  under the laws of Delaware on July 6, 1995.  On January 17,
1996, the Company  consummated its first  acquisition when the shareholders of Bureau of Translation
Services, Inc., a Pennsylvania corporation ("BTS"), exchanged their shares of BTS, for shares of the
Company  so that BTS  became a wholly  owned  subsidiary  of the  Company.  BTS had been  engaged in providing translation services since 1984. In October, 2001, BTS ceased operations.

         The Company  completed its initial public offering on December 6, 1996. Its common stock is reported on the NASDAQ OTC Bulletin  Board market  under the symbol THEO for its common  stock,  and
THEOW for Warrants that were issued in connection with its initial public offering.

         On June 30, 1997, the Company  acquired all the issued and outstanding  common stock of the companies  that  comprise the Word House Group ("Word  House") in exchange for 185,000 of its common shares and 200,000  additional  common shares  contingent on future earnings levels.  Word House has been in operation  since 1984,  and  currently  has offices in The  Netherlands,  and China.  We are currently  in  litigation  with the former  owner of  wordhouse,  as more fully  described in "Legal
Matters".

         In May of 1999,  the Company  acquired  all of the issued and  outstanding  stock of Planet
Access Networks, Inc., an Internet engineering firm, in a stock and cash transaction.  Planet Access ceased  operations in July,  2001.  The  Translation  Group,  Ltd.  ("TTGL"),  Bureau of Translation
Services,  Inc. ("BTS"),  Planet Access Networks, Inc. ("PAN") and Word House are referred to herein collectively as the "Company."

OVERVIEW AND STRATEGY

         With and  subsequent  to the  acquisition  of Planet Access  Networks in 1999,  the Company
invested  heavily into the Internet/Web  Development  market with the intent of becoming the leading supplier of multilingual  products and solutions via the Internet.  The Company invested significant capital into the InSage brand. The Company invested in our people who learned how to combine content management  systems,  workflow  systems,  and translation tools into a coherent  "multilingual  web"
product offering.

                                                 19

         All of this effort was driven from existing customers' demands, data from the best research firms and other industry analysts, and from TTGL management's  projections regarding the "next wave"
of Internet usage, that being multilingual usage.

         The sudden and sharp  general  downturn  in the Web  Development  industry  affected  TTGL, specifically its Planet Access Networks  subsidiary,  as dramatically as else where in the industry.
The Company has abandoned the InSage brand and its efforts to engineer a complete  multilingual  web solution as  envisioned  just last year.  Planet Access shut down  operations on July 31, 2001.  The
Company is in the process of liquidating, selling, or otherwise disposing of Planet Access Networks.
All proceeds  from  liquidation  or sale will be applied  towards  retiring  debt incurred at Planet
Access Networks.

         On December  26,  2000,  the Company  entered  into an  executory  agreement  with  Applied
Knowledge Systems  International  (AKSI), the owners and developers of the Gedanken System. On April
26, 2001, TTGL management  determined it was in the best interests of TTGL shareholders to terminate the executory  agreement and revert back to the existing,  exclusive  licensing agreement already in place with Gedanken and AKSI.

         In  November  2001,  we filed a  demand  for  arbitration  with  the  American  Arbitration
Association  ("AAA") to enforce  Translation  Group's rights under the 1996 Licensing Agreement with
Gedanken ("AKSI"). We expect the matter to resolve before the end of the year.

         The Company intends to exploit the Gedanken System to the fullest extent possible.

GEDANKEN SYSTEM OVERVIEW

         The  Gedanken  System  is a series  of  "libraries"  that  dissect,  understand,  and store knowledge.  A  particular  library may, for  example,  contain  knowledge of financial  information, medical information, or how a specific company communicates its way of doing business and expressing itself.  The system uses these  knowledge  libraries  to  transform  information  in one language to another language while absolutely  preserving the original  meaning,  message,  and style in the new language.  It does this at a fraction of the time  required to achieve  similar  results using human resources.  Additionally,  the system corrects its own mistakes and automatically incorporates those corrections in such a way that it improves its ability to translate over time.

         As the system is exposed to additional  information on a particular  topic,  the system can improve the results of subsequent  work. In other words,  the system learns how to do its job better as it performs more work.

         The Gedanken  System is composed of several  modules,  each of which,  individually  and in other  combinations,  is able  to  provide  solutions  in  other  applications  such as  information management and retrieval,  controlled language, and other knowledge-based applications.  The Company and the principals of Gedanken are currently  disputing the parties'  respective rights under a 1996
Licensing  Agreement.  In the event the dispute  between  the  Company  and  Gedanken is not swiftly resolved, the Company intends to file a demand with the American Arbitration  Association.  Based on discussions with management of the Company and with third parties,  as well as review of independent reports regarding the Gedanken  technology,  a limited level of success at Arbitration may result in the Company recouping its investment in Gedanken due to the inherent value of the technology.

                                                 20

         The  Gedanken  System has been  designed  to handle  any  written  language.  The system is operational  in Spanish and English  today.  A French  version is nearly  complete.  Other  language capabilities will be added to support the market.

         The Gedanken System was granted a patent in July 2000. In January 2001,  International Data
Corporation (IDC) published a Research Bulletin covering the Gedanken System. The bulletin,  written by Steve McClure, is available at www.idc.com.

TRANSLATION/LOCALIZATION PRODUCTS AND SERVICES

         The Company offers its clients a comprehensive solutions-based menu of value-added products and services,  from  development  to  localization  to in-country  service and support.  The Company specializes in managing and producing high volume,  technical  translations and localization for its clients.  All of the  Company's  products and services can be  customized  to the client's  specific requirements. The primary products and services the Company currently provides to translate software manuals and other technical content are as follows:

MULTILINGUAL LOCALIZATION AND TRANSLATION SERVICES THAT INCLUDE:

o    All levels of product management
o    Terminology development
o    Re-use of previously translated materials using the latest technology tools
o    Translation and technical editing of text
o    Software engineering, including resizing and compiling
o    On-line help compiling and formatting
o    Linguistic, functionality, and QA testing
o    Desktop publishing, graphic layout, editing, and proofreading
o    Coordination of in-country review
o    Production of publishable materials and electronic media, including CD ROM
o    Multimedia localization and production
o    Web site and on-line publishing localization and production
       1.   Internationalization and Development Consulting
       2.   Technical Writing of Documentation, including editing and evaluation
       3.   In-Country Training, Support, and Service Centers
       4.   Facilities Management and Resource On-Site Placement Services

         Historically,  the process of Multilingual Localization for the information technology (IT)
market has been highly labor  intensive,  with much of the hands-on work being done  principally  by independent  translators  and editors  retained by the Company,  as well as Company  employees.  The
Company  intends to  minimize  the use of  independent  translators  and  editors as it deploys  the
Gedanken  System.  Having stated that,  the reader should  understand  that the first version of the
Gedanken  System has been trained for  English/Spanish  translations in the IT business  sector.  As such, the Company will continue to use independent  translators and editors for jobs that do not fit the profile of the  Gedanken  System.  The  Company and the  principals  of Gedanken  are  currently disputing  the parties'  respective  rights under a 1996  Licensing  Agreement.  The Company filed a
Demand with the American  Arbitration  Association.  Based on  discussions  with  management  of the
Company and with third  parties,  as well as review of  independent  reports  regarding the Gedanken technology,  a limited  level of success at  Arbitration  may result in the  Company  recouping  its investment in Gedanken due to the inherent value of the technology.

                                                 21

MARKET SUMMARY

         Research  reports authored in 1999 and updated in 2000 estimate the size of the translation market to be between $10B and $15B with a CAGR of 12%.  Industry  experts further estimate that only
10% of  material  that  needs  to be  translated  is  actually  translated  due to  severe  resource constraints. (The estimated number of qualified translators in the world is fewer than 300,000.)

OPPORTUNITIES

         TTGL is currently in the business of providing  translation and  localization  services for its clients. We are similar to every other translation company in the world, in that available human translation resources limit the amount of work we can do.

         As an example,  TTGL is  currently  working with a company who needs a very large number of words  translated  from four  languages  into English as quickly as possible  (12,500,000  words per language for a total of 50,000,000  words).  TTGL will need to locate 71  translators  per language, skilled in a specific topic area to accomplish the work in the allotted time.  Further,  the editing process to ensure each document is translated into a similar "voice" is immense and very expensive

         With Gedanken,  a job of this  magnitude is suddenly very feasible.  The system can perform the job of  hundreds  of  translators  and  editors in a fraction  of the time  compared  to current processes.  Clearly, some topic area expertise will be required to help train the system, but only a small handful of people as opposed to scores of people using traditional methods.  Further, with the trained system in place,  subsequent work for this client will be relatively easy and potential work for other clients in the same industry is immense.

TTGL will market and sell translation services based on two key values:

1)   CONSISTENT QUALITY OF OUTPUT - this is especially  important in large jobs where  traditionally scores, if not hundreds,  of translators and editors have been involved.  Gedanken will produce output of "one voice", regardless of the project size.

2)   TURNAROUND  TIME - once trained for a particular  topic area, the Gedanken  System will produce translated, edited, and reviewed output in a fraction of the time normally required. Assuming a constant increase in computing power and normal  modifications to the system,  processing times will continue to decrease.

TTGL will have a predictable cost for translation services

         Currently, the cost associated with hiring translation contractors ranges from $.12 to $.20 per word for any given  language  and topic area,  depending on resource  availability,  the time of year,  the working  relationship  with the  contractor,  etc. It is nearly  impossible to accurately estimate the cost of doing business and  subsequently,  the price one should charge to a customer in order to  accomplish a job.  Using  Gedanken,  those costs will be known  upfront  thus  enabling an expedited  proposal/quoting  process  as well as pricing  flexibility.  TTGL and  Applied  Knowledge
Systems  International,  the owner of the Gedanken System, are entering into a business relationship that provides TTGL with translated, edited, and reviewed text for a fixed cost per word. The Company and the principals of Gedanken are currently  disputing the parties'  respective rights under a 1996
Licensing  Agreement.  In November,  2001, the Company filed a demand with the American  Arbitration
Association.

                                                 22

SALES AND MARKETING APPROACH

TTGL will focus sales and marketing in three areas:

1)   Existing customers -
2)   Former  customers - TTGL, like all translation  companies,  has a list of former  customers who changed vendors, often because BTS or WH was not large enough to service their needs.
3)   New customers - TTGL will market these services to new customers.
4)   The  competition -- TTGL will also carefully  approach those whom we consider to be competitors today to make the system  available under controlled  circumstances.  TTGL will act as a broker between AKSI/Gedanken and these companies.

COMPETITION

         The translation  industry is comprised of several  "larger"  vendors and thousands of small providers.  The industry today is very much a "cottage" industry.  Large  international  competitors include:

     o   Berlitz GlobalNet
     o   Mendez Translation
     o   LionBridge
     o   Alpnet
     o   Bowne Global Services

         TTGL competes with these vendors  daily.  Each operates on thin profit margins with much of the cost associated  with paying  translators.  These five larger  companies are able to win clients with larger needs and a more consistent  budget.  Using  Gedanken,  TTGL will compete for large jobs requiring  consistent  high  quality and quick  turnaround  time,  a  combination  unheard of in the industry today.

                                                 23

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS, LICENSES AND SOFTWARE PROTECTION

         The Company  entered into a developement  agreement  effective  November 1, 1996 to use and sell  know-how,  apparatus,  and methods  pertaining to tools and systems  developments  made by the
Gedanken Corporation, an unaffiliated development company ("Gedanken" or "AKSI"). Gedanken has filed and  received an allowance  for a United  States  Patent that  describes  apparatus  and methods for translating  words,  phrases,  and sentences from a source language to other target  languages using advanced  telecommunications  and  computer  technologies.  The  Company is  currently  involved  in
Arbitration to enforce its rights under the 1996 Licensing Agreement.

         In April 1999, the Company entered into a development and license  agreement with ESTeam AB
("EST"),  a Swedish  corporation  specializing in the development of a  computer-automated  language system  known  as the "BTR  System",  and the  customization  of this  system  for  specific  market applications. The BTR system, its modifications,  improvements, and adaptations, are used to perform machine  translations of specific text documents in a particular  domain,  and is designed to accept and analyze very large amounts of data;  namely,  words,  word phrases,  sentence segments and whole sentences in both source and target languages.

         The Company entered into an exclusive worldwide license for certain applications, chosen by the Company,  for a period of fifteen years. In consideration for the worldwide license, the Company has  agreed  to pay  royalties  on sales of any  application,  to pay  EST's  development  costs for perfecting  each of the named  applications,  and to provide  additional  development  funding under certain  conditions.  The Company has completely funded development of its first chosen application, financial reports.  The Company has paid ESTeam approximately  $1,000,000.  However, the Company and
ESTeam  are in a dispute  and the  Company is  considering  suing  ESTeam on the basis  that  ESTeam breached the Development Agreement.

         The Company regards certain features of its internal operations, software and documentation as proprietary, and relies on a combination of contract, copyright,  trademark and trade secret laws and other  measures to protect  this  proprietary  information.  The Company  holds no patents,  and existing  copyright laws afford only limited  protection.  The Company believes that, because of the rapid pace of technological  change in the computer  software  industry,  trade secret and copyright protection are less  significant  than factors such as the knowledge,  ability and experience of the
Company's  employees,  frequent  product  enhancements  and the  timeliness  and  quality of support services.

                                                 24

EMPLOYEES

         The Company presently employs 38 full-time people,  comprised of 3 in management  positions with the parent company, TTGL and 35 at WordHouse.  In addition,  the Company also uses the services of about 450  freelance  and/or  independent  translators  and editors on an as-needed  basis from a roster of several thousand worldwide.

         All of the Company's translators are native-speaking  professionals in the target language, and are required to know the subject  matter of the area in which they  translate.  In  addition,  a project must have technically knowledgeable staff in the source language, preferably a specialist in that area.

DESCRIPTION OF PROPERTY

         The Company's principal operating  facilities are located in Haddonfield,  New Jersey, USA, and Amsterdam,  The Netherlands.  The New Jersey production  facility occupies  approximately  1,000 square feet at a monthly rate of $1,000 pursuant to a lease that extends until February 28, 2003. In
May 1997 Word House moved its principal location to Amsterdam.  Its lease is for approximately 5,500 square feet,  and is for a period of five years at a rent of $7,500 per month.  A French  subsidiary owned a condominium  floor in Lyon,  with  approximately  3,000 square feet of space with  estimated annual costs of approximately  $43,000.  The office condominium was sold in July, 2001 subsequent to the closure of the Lyon operations. The Company also has an office in Beijing, China, with an annual rent of $21,000 for approximately 800 square feet.

         The Company believes that all of its facilities are currently adequate and further believes that, if necessary,  adequate  facilities could be located in the event the Company needs to replace or expand its current facilities.

                                                 25

LEGAL PROCEEDINGS

(1)  In April, 2001, the former owner of WordHouse ("WH") sought to have the 1997 Exchange Agreement
     (under which the Company purchased WH) annulled.  Pursuant to the 2000 Settlement Agreement and
     Mutual Release entered into by the Company and WH's former owner,  the former owner of WH filed a Request for Arbitration with the Netherlands Arbitration Institute. Concurrently, WH's former owner sought preliminary relief in a Dutch Court proceeding ("Summary Proceedings").  In August
     2001,  the Judge in Summary  Proceedings  granted the request of  WordHouse's  former owner and annulled the 1997 Exchange  Agreement.  The preliminary award in Summary Proceedings is subject to an award in  Arbitration.  Thereafter,  the former  owner of WH  withdrew  his  Request  for
     Arbitration.  In November,  2001, TGL filed a Request for  Arbitration,  as provided for in the
     2000 Settlement  Agreement and Mutual  Release.  On December 31, 2001, WH's former owner caused the  shares  in WH to  be  re-transferred,  pursuant  to  the  order  in  Summary  Proceedings.
     Immediately  following the  retransfer  of shares,  we secured an  "attachment"  on the capital shares of WH in a Dutch Court to protect its interests, which include a loan to WH in excess of
     $900,000 USD, pending the outcome of arbitration.  The attachment  prevents the former owner of
     WH to sell,  or otherwise  dispose of the shares of WH,  until the matter has been  resolved in
     Arbitration.  Arbitration with the Netherlands  Arbitration  Institute  ("NAI") should commence shortly  and the  parties  continue  to  attempt  to  settle  the  matter.  Should  TGL lose in arbitration,  TGL would still have the right to proceed  against WH and/or WH former  owner for the loan and other expenses incurred as a result of TGL's ownership of WH.

(2)  The Company and the  principals  of Gedanken are currently  disputing  the parties'  respective rights under a 1996 Licensing Agreement. In November, 2001, the Company filed a demand with the
     American Arbitration Association.  Based on discussions with management of the Company and with third parties,  as well as review of independent reports regarding the Gedanken  technology,  a limited level of success at Arbitration  may result in the Company  recouping its investment in
     Gedanken due to the inherent value of the technology.

(3)  A former  officer  and  director  of the  Company  had made a formal  demand  to  proceed  with arbitration in accordance with the rules of the American  Arbitration  Association  wherein the officer  alleged  breach of the Employment  Agreement with the Company.  The former officer was seeking monetary damages,  specific performance,  equitable relief and costs in the approximate amount of $220,000.  The Company and the former officer  reached a settlement  agreement in May
     2001. The former  officer  received a total of $18,500.00  cash. In addition,  the officer will receive 500,000 of common stock, and an additional  25,000 shares per month commencing Oct. 16,
     2001, if the Company fails to file a Registration  Statement which includes the former officers shares.

(4)  The  Company  had  been  sued  by a  stockholder  who is  seeking  monetary  damages,  specific performance,  equitable  relief and costs in the amount of $3,000,000.  The Company settled the matter in July 2001 for 120,000  shares of the  Company's  common  stock in exchange for a full release.

(5)  The Company has made demands from ESTeam regarding the 1999 Developement License Agreement. The
     Company  is  considering  suing  ESTeam on the  basis  that  ESTeam  breached  the  Development
     Agreement.

         The Company is not a party to, or involved in, any other material legal proceedings. In the ordinary  course of business the Company may become subject to certain legal  proceedings  and there can be no assurances that the results of such proceedings will not have a material adverse affect on the Company's results of operations.

                                                 26

                                             MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         During the fiscal year ended March 31, 2001, the directors and/or executive officers of The
Translation Group were as follows:

Name                         Age             Status              Position
----                         ---             ------              --------
Randy G. Morris              43              Active              President, Chief Executive
                                                                 Officer/Director
Charles D. Cascio            64              Active              Director
Gary M. Schlosser            50              Active              Director

         RANDY G. MORRIS,  President,  Chief Executive Officer and a Director. Mr. Morris joined the
Company as Chief Executive  officer in December 1999.  Prior to the Company,  Mr. Morris served as a
Senior Product Manager for Lernout & Hauspie, S.V. from April 1998 until November 1999. From 1994 to
1998, Mr. Morris was a Director of Engineering in the Advanced  Technology  Division of Novell, Inc.
during 1993 and 1994 Mr. Morris served as an Adjunct  Professor of Computer  Science for Weber State
University and operated as an independent  consultant  where he wrote and taught courses on OOA, OOD and Software  Engineering  Management.  Mr. Morris was a Software Engineer from 1985 to 1993 working first for Unisys  Corporation  and finishing  with Libra  Corporation.  From 1982 to 1985 Mr. Morris served as a Programmer for two Salt Lake City based  corporations.  Mr. Morris received his Bachelor of Science in Business Management from Brigham Young University in 1982.

         CHARLES D. CASCIO became a Director,  of the Company in May of 1996. He had previously been engaged by the Company,  from its inception,  as a financial  consultant.  From late 1992 until July
1996 he was Chairman and President of Electro-Kinetic  Systems,  Inc., a publicly held company. From
1990 to late 1992, Mr. Cascio was employed as a full time marketing and financial consultant to John
B. Canuso, Inc., a large privately held development,  building and entertainment  company located in
New  Jersey.  From 1987 to 1990,  he was a full time  financial  and  marketing  consultant  to Drug
Screening  Systems,  Inc., a publicly  held  manufacturer  of drug  screening  systems to detect the presence  of "drugs of abuse."  From 1984 to 1987,  Mr.  Cascio  managed a wholly  and family  owned sporting,  entertainment and recreational facility, known as the Coliseum,  located in Voorhees, NJ.
Mr. Cascio holds a Bachelors Degree in Economics from Iona College.

         GARY M.  SCHLOSSER  was  elected a Director in August  1996.  From August 1, 1994 until May
2000, Mr.  Schlosser was the President and a director of Jefferson  Bank of New Jersey.  In May 2000
Mr.  Schlosser  became Senior Vice President at Commerce  Bank,  N.A. From October 1989 through July
1994 he was Executive Vice President of Glendale National Bank of New Jersey and prior thereto, from
July 1988,  he was President of Glendale  Mortgage  Services  Corporation,  a subsidiary of Atlantic
Bancorporation.  Mr.  Schlosser  received a Bachelor of Arts degree in history and business from the
University of Colorado at Denver. Mr. Schlosser is a member of the Camden County Bankers Association and the South Jersey Security Bankers Association.

                                                 27

BOARD OF DIRECTORS

         All directors hold office until the next annual meeting of stockholders an the election and qualification of their successors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the fiscal year ended  March 31,  2001,  there were six (6) regular  meetings of the
Board of Directors.  No current director was absent from more than 25% of the meetings. In addition, a number of actions were approved by unanimous written consent resolutions of the directors.

EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning compensation paid to or accrued by the Company's Chief Executive  Officer,  and all other executive officers who earned more than $100,000 (salary and bonus) (the "Named Executive  Officers") for all services  rendered in all capacities to the Company (and its predecessors)  during the fiscal years ended March 31, 1999, 2000 and 2001.

                                                 28

                                     SUMMARY COMPENSATION TABLE

                                                           Summary Compensation Table

====================================================================================================================================
                                                                                                 Long Term Compensation
                                                                                  --------------------------------------------------
                                                 Annual Compensation                        Awards                     Payouts
-------------------------- ---------- ------------------------------------------- ---------------------------- ---------------------
                                                                      Other        Restricted
Name and Principal                                                    Annual         Stock          Stock       LTIP     All Other
Position                                  Salary         Bonus       Compen-        Award(s)      Options/    Payouts     Compen-
                           Year(s)          ($)           ($)       Sation($)         ($)          SARS(#)      ($)      sation($)
------------------------- ---------- ---------------- --------- --------------- ------------- ------------- ---------- -----------
Randy G. Morris            2001        $142,797           -0-     $8,467(xi)                       200,000
President and              2000(ii)    $ 44,387           -0-         -0-
CEO                        1999           N/A             N/A         N/A
-------------------------- ---------- ---------------- ---------- --------------- ------------- -------------- ----------- ---------
Charles D. Cascio          2001        $133,651           -0-      $32,456(i)                      200,000
  Former President         2000        $110,877           -0-      $27,955
  and CEO                  1999        $108,058           -0-      $24,955
-------------------------- ---------- ---------------- ---------- --------------- ------------- -------------- ----------- ---------
John R. Toedtman           2001       $  51,923           -0-      $ 9,232(iv)                         -0-
  Former Chief             2000       $ 103,861           -0-      $13,146
  Operating Officer        1999(iii)  $  46,154           N/A      $ 4,216
-------------------------- ---------- ---------------- ---------- --------------- ------------- -------------- ----------- ---------
Fred LaParo                2001       $132,000            -0-      $12,837(ix)                         -0-
  Former CEO of Planet     2000       $144,231            -0-      $15,130
  Access Networks          1999          N/A              N/A        N/A
-------------------------- ---------- ---------------- ---------- --------------- ------------- -------------- ----------- ---------
Jeffrey Cartwright         2001       $132,000            -0-      $14,131(x)                          -0-
  Former Vice President    2000       $144,231            -0-      $17,267
of Planet Access           1999          N/A              N/A         N/A
-------------------------- ---------- ---------------- ---------- --------------- ------------- -------------- ----------- ---------
Kenneth A. Mack            2001       $  81,675           -0-      $10,261(vi)                         -0-
  Former Chief             2000(v)    $  32,700           -0-       $2,500
  Financial Officer        1999          N/A              N/A          N/A
-------------------------- ---------- ---------------- ---------- --------------- ------------- -------------- ----------- ---------
Theodora Landgren          2001       $133,843(vii)       -0-       $2,760(viii)
  Former Chief             2000       $133,843(vii)       -0-       $3,655
  Operating Officer        1999       $126,748(vii)       -0-       $5,309
========================== ========== ================ ========== =============== ============= ============== =========== =========

                                                 29

(i)      Consists of car allowance and related expenses totaling $10,608,  medical  reimbursement of
         $4,514,  health,  life and  disability  insurance  premiums of $10,415  and life  insurance premiums of $6,919.
(ii)     For the period from December 20, 1999 to March 31, 2000.
(iii)    For the period October 1, 1998 to March 31, 1999.
(iv)     Consists  of car  allowance  and  related  expenses  totaling  $2,941 and health  insurance premiums of $6,291.
(v)      For the period from August 29, 1999 to March 31, 2000.
(vi)     Consists of car allowance of $7,500 and health,  life and disability  insurance premiums of
         $2,761.
(vii)    Consists of settlement agreement payments in lieu of salary.
(viii)   Consists of health insurance premiums of $2,760.
(ix)     Consists of car  allowance  and related  expenses of $6,186,  health,  life and  disability insurance premiums of $4,635 and life insurance premium of $2,016.
(x)      Consists of car allowance of $7,480,  health,  life and  disability  insurance  premiums of
         $4,635 and life insurance premiums of $2,016.
(xi)     Consists of health, life and disability insurance premiums of $8,467.

EMPLOYMENT AGREEMENTS

         The Company  entered into  one-year  employment  agreement as of December 20, 1999 with its
President and Chief Executive Officer,  Randy G. Morris.  Pursuant to the employment agreement,  Mr.
Morris  receives a base salary of $150,000 per year.  In addition,  Mr.  Morris  received  five-year options to purchase  200,000  shares of common stock  exercisable  at $2.00 per share which was fair market value on the date of grant,  and a life insurance policy in the amount of $500,000 payable to the beneficiary of his choice.  Finally,  the Company agreed to reimburse Mr. Morris for the expense of relocating and agreed to make a $100,000 loan for a down payment on a house.  The loan is due and payable upon the sale of his New Jersey home or employment  termination,  whichever  occurs earlier.
Mr.  Morris has been reducing his  obligation  to the Company by applying his monthly  salary to the obligation.  Management and Mr. Morris are currently in the process of  renegotiating  an Employment
Agreement and the balance of Mr. Morris's obligation.

         In April 2000 the Company and Charles Cascio terminated his prior employment  agreement and entered into a new three-year  employment agreement as a consultant to the Company's chief executive officer. The agreement,  which provides for base compensation of $125,000 per year, will be extended upon the Company achieving  cumulative gross financing of $4,000,000.  In addition,  Mr. Cascio will receive  incentive  compensation  equal to 50% of his base compensation upon the Company meeting its operating  goals, and five-year  options and warrants to purchase  200,000 shares,  of which 100,000 will vest upon the Company achieving cumulative gross financing of $4,000,000. All of the conditions were met, and all of the warrants and options were granted to Mr. Cascio.

                                                 30

STOCK OPTION PLAN

         In October of 1996, the Board of Directors and  stockholders of the Company adopted a Stock
Option Plan (the "Option  Plan") as an  incentive  for, and to  encourage  share  ownership  by, the
Company's officers, directors and other key employees and/or consultants and potential management of possible future acquired  companies.  The Option Plan provides that options to purchase a maximum of
2,500,000  shares of common stock,  subject to adjustment  in certain  circumstances  may be granted under the Option  Plan.  Both  incentive  stock  options  within the  meaning of Section  422 of the
Internal  Revenue Code of 1986, as amended (the "Code") and  non-qualified  options are provided for under the Plan. The Option Plan also allows for the granting of stock  appreciation  rights ("SARs")
in tandem with, or independently of, stock options. Any SARs granted will not be counted against the
2,500,000 share limit.

         The purpose of the Option Plan is to make options and SARS  available to certain  officers, directors  and  other  key  employees  and/or  consultants  of the  Company  in order  to give  such individuals a greater personal interest in the success of the Company and, in the case of employees, an added incentive to continue and advance in their employment.

         The Plan is currently  administered  by the majority vote of a committee (the  "Committee")
appointed by the Board of Directors  and  comprised of at least two members of the Board who, in the case of the Option Plan, are not eligible to receive options,  other than pursuant to a formula,  it being  intended  that such plan  shall  qualify  under  Rule 16b-3 as  promulgated  pursuant  to the
Securities  Exchange Act of 1934,  as amended.  The  Committee  designates  those persons to receive grants under the Plan and  determines  the number of options to be granted and the price payable for the shares of Common stock  thereunder.  The price payable for the shares of Common stock under each option is fixed by the Committee at the time of the grant, but, for incentive stock options, must be not less than 100% (110% if the person  granted  such option  owns more than 10% of the  outstanding shares of Common  stock) of the fair market value of Common stock at the time the option is granted, and 85% of such price for  non-qualified  stock  options.  The above  notwithstanding,  the  Company intends shortly to amend the Option Plan so it will conform to the recent revisions of Rule 16b-3.

         The Company currently has 1,110,000  options issued,  with various vesting  schedules.  See
Note 10-Stock  Options and Warrants,  Notes to Consolidated  Financial  Statements,  relative to the granting of options  during the years ended March 31, 2001 and March 31, 2000,  unexercised  options held as of the end of the fiscal year, options exercised and options forfeited during the years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has an exclusive license  agreement with Gedanken,  for the worldwide rights to an automated  machine  translation  system.  Former BTS  President,  Dr. Cherny owns a United States
Patent  that   describes   apparatus  and  methods  for   translating   languages   using   advanced
telecommunications  and computer  technologies.  The Company is obligated under the agreement to pay royalties on all revenues  generated  that use, in whole or in part, the patent rights and know-how.
The parties respective rights under the agreement are currently being disputed in arbitration.

         Michael  Cascio,  Esquire,  the son of  Charles  Cascio,  Director  and  Consultant  of The
Translation Group,  provided legal services to the Company for the fiscal years ended March 31, 2001 and 2000 valued at $53,436 and $44,100, respectively.

         The Company has entered into written  employment  agreements  with certain of its officers.
See "Executive Compensation."

                                                 31

                                    SECURITY OWNERSHIP OF CERTAIN
                                  BENEFICIAL OWNERS AND MANAGEMENT

         The  following  table sets forth  information  regarding  the  beneficial  ownership of the
Company's  common  stock,  as of May  14,  2002 by (a)  each  person  known  by the  Company  to own beneficially  more than five percent of the Company's  outstanding  shares of common stock, (b) each director and  executive  officer of the Company who owns shares and (c) all  directors and executive officers of the Company as a group. Unless otherwise indicated, all shares of common stock are owned by the individual named as sole record and beneficial owner with exclusive power to vote and dispose of such shares.  The reported  numbers and percentages  include stock options and warrants which are currently  exercisable  or  exercisable  within 60 days of May 14,  2002 as  required by Item 403 of
Regulation S-B under the Security Exchange Act.

                                                           COMMON STOCK             PERCENTAGE
NAME AND ADDRESS                                        OWNED BENEFICIALLY           OF CLASS
----------------                                        ------------------           --------

Charles D. Cascio (1) (2)                                  1,773,000                   12.4%
30 Washington Avenue
Haddonfield, NJ  08033

Gary M. Schlosser (4)                                        150,000                    1.1%
6 Ridgeview Court
Voorhees, NJ  08043

John R. Toedtman                                             725,000                    5.2%
11 Birch Drive
Basking Ridge, NJ  07920

Randy G. Morris (6)                                          200,000                    1.4%
30 Washington Avenue
Haddonfield, NJ  08033

Michael Cascio                                             1,200,940                    8.7%
4A Eves Drive
Marlton, New Jersey 08053

AESOP Financial                                              900,000                    6.5%
551 5th Avenue
New York, New York  10176

Quemoy Company                                               900,000                    6.5%
551 5th Avenue
New York, New York  10176

The Rock Partners Ltd., Inc.                                 900,000                    6.5%
1175 York Avenue
New York, New York  10021

Susan Kordich                                                800,000                    5.8%
2050 Bergen Avenue
Brooklyn, New York 11234

All Executive Officers and Directors As a Group (5)        7,548,940                     51%

(1)  Includes 200,000 currently exercisable warrants and 200,000 currently vested stock options.
(2)  Does not include an aggregate of 144,000 shares owned by his adult  independent  children.  Mr.
     Cascio disclaims beneficial ownership of such shares.
(3)  Includes 150,000 currently vested stock options.
(4)  Includes 200,000 currently vested stock options.
(5)  Includes 6,798,940 shares, 550,000 currently vested stock options and 200,000 warrants owned by all executive officers and directors.

                                                 32

                                      DESCRIPTION OF SECURITIES

COMMON STOCK

         We are authorized to issue 15,000,000 shares of common stock, $.001 par value per share, of which 13,872,403 are outstanding as of the date of this prospectus.

         The Company  recently  issued  5,000,000  shares  pursuant to a financing  arrangement  and approximately  3,000,000  to  employees,  officers and  directors  as a result of their  election to convert accrued salaries to common stock.

         Holders of common stock have equal rights to receive  dividends when, as and if declared by the Board of Directors,  out of funds legally available  therefor.  Holders of common stock have one vote for each share held of record and do not have cumulative voting rights.

         Holders of common stock are entitled,  upon liquidation of the Company, to share ratably in the net  assets  available  for  distribution,  subject  to the  rights,  if any,  of holders of any preferred stock then  outstanding.  Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

         Within the limits and restrictions provided in the Certificate of Incorporation,  the Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock,  $.001 par value per share, in one or more series,  and to fix, as to any such series, any dividend rate, redemption price, preference on liquidation or dissolution,  sinking fund terms,  conversion  rights,  voting  rights,  and any other  preference  or special  rights and qualifications.

         We issued 250,000 shares of convertible  preferred  stock at December 31, 2001.  Holders of the  preferred  shares are entitled to receive  cumulative  cash  dividends at the annual rate of 8%
payable  quarterly.  The shares are convertible at any time during the five year period ending March
31, 2005, in whole or in part at a price of $4.00 per share.  The preferred stock can be redeemed by the holder at face value, at the end of five years.

AUTHORIZED SHARES

         The Company will take all necessary  steps to increase the number of  authorized  shares in order to meet all of its obligations.

                                                 33

DIVIDEND POLICY

         We have never paid cash  dividends on our common  stock.  The Board of  Directors  does not anticipate paying cash dividends in the foreseeable  future as it intends to retain future earnings, if any, to finance the growth of the business.  The payment of future cash  dividends will depend on such factors as earnings  levels,  anticipated  capital  requirements,  our  operating and financial condition and other factors deemed relevant by the Board of Directors.

ANTI-TAKEOVER PROVISIONS OF COMPANY'S CERTIFICATE OF INCORPORATION

         As described  above,  our Board of  Directors is  authorized  without  further  stockholder action,  to designate  any number of series of Preferred  Stock with such  rights,  preferences  and designations as determined by the Board.  Shares of Preferred Stock issued by the Board of Directors could be utilized,  under certain  circumstances,  to make an attempt to gain control of the Company more  difficult  or time  consuming.  For example,  shares of  Preferred  Stock could be issued with certain  rights that might have the effect of diluting  the  percentage  of common  stock owned by a significant  stockholder  or issued to  purchasers  who might  side with  management  in  opposing a takeover bid that the Board of Directors  determines  is not in the best interest of the Company and its stockholders.  The existence of the Preferred Stock may, therefore, be viewed as having possible anti-takeover  effects. A takeover  transaction  frequently affords  stockholders the opportunity to sell their shares at a premium over current market prices.

TRANSFER AGENT

         The transfer agent for our securities is American Stock Transfer & Trust Company, 59 Maiden
Lane, New York, New York 10007.

                                      SELLING SECURITY HOLDERS

         The selling  security  holders  identified  in the  following  table are  offering for sale
11,104,302 shares of our common stock. These shares include:

     o   10,544,902 shares of common stock.
     o   559,400  shares  of common  stock  which may be issued  upon the  exercise  of  outstanding warrants.

         We  previously  issued these shares of common stock and common stock  purchase  warrants in private  placement  transactions.  The shares  being  offered by  directors,  officers or  principal stockholders of the Company will be subject to a Company Lock-up.

         The selling  security  holders may offer their shares of common stock for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers.

                                                 34

         The following table sets forth as of May 14, 2002 the number of shares being held of record or  beneficially  by the selling  security  holders and provides by footnote  reference any material relationship  between  the  Company  and the  selling  security  holder,  all of which is based upon information currently available to us. Further certain selling security holders,  including officers and directors are subject to a Company Lock-up, as indicated by footnote as well.

                                      Beneficial Ownership of
                                      selling security holder                          Beneficial Ownership of
                                       Prior to Offering (1)      Number of Shares     Shares After Offering (2)
Name of selling security holder      -------------------------    Offered Hereby (2)   ---------------------------
-------------------------------        Number         Percent     ------------------       Number        Percent
                                     -------------- --------------                     --------------- ------------
Frederick LaParo(3)                    337,667          2.5%             337,667                0          0
                                                                                       --------------- ------------
Jeff Cartwright(4)                     337,667          2.5%             337,667                0          0
Binh P. Nguyen(5)                       37,038            *               37,038                0          0
Peter Grabowsky(6)                      22,250            *               22,250                0          0
Edouard Prisse(7)                      262,100          1.9%             202,100                0          0
Frank A. Abruzzese                       7,500            *                7,500                0          0
Eric I. Blanchno                        18,750            *               18,750                0          0
Brad D. Morehouse                      145,000          1.1%             145,000
John Toedtman                          725,000          5.2%             725,000
Pennsylvania Merchant Group            140,000          1.0%             140,000
David Parke                             10,000            *               10,000
Janneke M.E. Blokland(7)                15,900            *               15,900
Anton C.R. Dreesman(7)                  32,000            *               32,000
Steven Goldthwaite                      27,500            *               27,500
Joseph A. Riggs                         10,000            *               10,000
Edward S. Kahn                          10,000            *               10,000
Ronald DePietro                         10,000            *               10,000
Richard Herson                         159,400          1.2%              59,400
John Mooney                             16,700            *               16,700
Progress Bank                          159,400          1.2%             159,400
Charles Cascio(8)                    1,773,000         12.4%           1,208,008
Michael Cascio(8)                    1,200,940          8.7%           1,200,940
Christine Peluso(8)                    523,240          3.8%             523,240
Justine Kostka(8)                      524,500          3.8%             524,500

Donaldson, Lufkin & Jenrette            93,750            *               93,750                0          0
Securities Corp. Custodian FBO
Frank J. Campbell, III
IRA

Deed of Trust of                        33,750            *               33,750                0          0
FJ Campbell Settlor
Dtd 12/30/96, C.Crochiere, K.Lynam
& J.Meyers Co-TTEES

Frank J. Campbell III and Richard       33,750            *               33,750                0          0
A. Hansen TTEES Trust U/W Jane D.
Campbell

Scott & Stringfellow, Inc.              18,750            *               18,750                0          0
FBO Victor M. Dandridge, III IRA

Victor M. Dandridge, III                18,750            *               18,750                0          0

Amir L. Ecker                           30,000            *               30,000                0          0

Ecker Family Limited Partnership        30,000            *               30,000                0          0

Donaldson Lufkin Jenrette               22,500            *               22,500                0          0
Securities Corp. Custodian FBO
Amir L. Ecker IRA

Penelope S. Hansen                      28,500            *               28,500                0          0

John E. Heppe, Jr.                      15,000            *               15,000                0          0

Donaldson Lufkin Jenrette               15,000            *               15,000                0          0
Securities Corp. Custodian FBO
John E. Heppe, Jr. IRA

                                                 35

Pennsylvania Merchant Group 401(K)       3,750            *                3,750                0          0
Plan FBO
Phyllis D. Kalista

Losty Capital Management                75,000            *               75,000                0          0

Estate of James Losty                   37,500            *               37,500                0          0

Pennsylvania Merchant Group             12,000            *               12,000                0          0
401(k) Plan
FBO David Parke

Leonide Prince                          18,750            *               18,750                0          0

Peter S. Rawlings                       37,500            *               37,500                0          0

Pennsylvania Merchant Group             12,000            *               12,000                0          0
401(k) Plan
FBO Charles Robins

Donaldson Lufkin Jenrette               15,000            *               15,000                0          0
Securities Corp.
Custodian FBO Leonid L.
Roytman  IRA

R. Scudder Smith and Helen Smith        45,000            *               45,000                0          0
JTTEN

Donaldson Lufkin Jenrette               18,750            *               18,750                0          0
Securities Corp. Custodian
FBO R. Scott Williams IRA

A. Morris Williams, Jr.                 90,000            *               90,000                0          0

Carolyn Wittenbraker                    12,500            *               12,500                0          0

Kathryn Wittenbraker                     3,125            *                3,125                0          0

Richard E. Wittenbraker                  3,125            *                3,125                0          0

Aesop Financial Corporation(9)         900,000          6.5%             900,000                0          0

Quemoy Company, Inc.(9)                900,000          6.5%             900,000                0          0

Appleby Partners & Company, LLC(9)     650,000          4.7%             650,000                0          0

Andrea Daniels(9)                       50,000            *               50,000                0          0

The Rock Partners LTD, Inc.(9)         900,000          6.5%             900,000                0          0

BAK Trust(9)                           200,000            *              200,000                0          0

Susan Kordich(9)                       800,000          5.8%             800,000                0          0

R. Landsman(9)                         300,000          2.2%             300,000                0          0

SSMI, Inc.(9)                          300,000          2.2%             300,000                0          0

TOTAL:                                                                11,104,302

------------------------
*  represents less than 1% of the outstanding shares of common stock

(1)  Applicable percentage of ownership is based on 13,872,403 shares of common stock outstanding as of May 14, 2002, plus any common stock equivalents held by such holder.
(2)  Assumes that all shares are sold  pursuant to this  offering and that no other shares of common stock are acquired or disposed of by the selling  security  holders prior to the termination of this offering.  Because the selling security holders may sell all, some or none of their shares or may acquire or dispose of other shares of common  stock,  we cannot  estimate the  aggregate number of shares which will be sold in this  offering or the number or  percentage of shares of common stock that each selling security holder will own upon completion of this offering.
(3)  Mr. LaParo was a Director and Chief Executive Officer of Planet Access Network, Inc.
(4)  Mr. Cartwright was the Vice President of Planet Access Network, Inc.
(5)  Mr. Nguyen was Chief Technology Officer at Planet Access.
(6)  Mr. Grabowsky was Web Director at Planet Access.
(7)  Non-negotiable until Netherlands Arbitration is resolved.
(8)  Company Lock-up for a period of four (4) months.
(9)  Shares  issued  pursuant  to investment  banking  agreement  with  Aesop  Financial Corporation
     ("Aesop"); shares will be retained by Company and delivered to  these  individuals and entities as follows:
     (a) 1/2 shares delivered upon receipt of $150,000 in financing from Aesop; and
     (b) balance of shares (1/2) to be delivered  upon receipt of  additional  $150,000 in financing from Aesop.

         Under  agreements  with the selling  security  holders,  we will pay all offering  expenses except the fees and expenses of any counsel and other advisors that the selling security holders may employ to represent them in connection with the offering and all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                                                 36

                                        PLAN OF DISTRIBUTION

         The selling  security  holders have not advised us of any specific plan for distribution of the shares offered hereby,  but it is anticipated  that the shares will be sold from time to time by the selling  security holders or by pledgees,  donees,  transferees or other successors in interest.
Such sales may be made on the OTC Electronic  Bulletin Board, any exchange upon which our shares may trade in the future,  over-the-counter,  or otherwise,  at prices and at terms then prevailing or at prices related to the then current market price,  or in negotiated  transactions.  The shares may be sold by one or more of the following:

     o   a block trade in which the broker or dealer so engaged  will  attempt to sell the shares as agent but may position and resell a portion of the block as  principal  to  facilitate  the transaction;

     o   purchases by a broker or dealer for its account pursuant to this prospectus;

     o   ordinary brokerage transactions and transactions in which the broker solicits purchases;

     o   through options, swaps or derivatives;

     o   in privately negotiated transactions;

     o   in transactions to cover short sales;

     o   through a combination of any such methods of sale; or

     o   in  accordance  with  Rule 144 under the  Securities  Act,  rather  than  pursuant  to this prospectus.

         The selling  security  holders may sell their  shares  directly  to  purchasers  or may use brokers,  dealers,  underwriters  or agents to sell their shares.  Brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling security holders, or, if any such broker-dealer  acts as agent for the  purchaser  of  shares,  from the  purchaser  in  amounts to be negotiated  immediately prior to the sale. The compensation  received by brokers or dealers may, but is not  expected  to,  exceed  that  which is  customary  for the  types of  transactions  involved.
Broker-dealers  may agree with a selling  security holder to sell a specified  number of shares at a stipulated price per share,  and, to the extent the broker-dealer is unable to do so acting as agent for a selling security  holder,  to purchase as principal any unsold shares at the price required to fulfill the  broker-dealer  commitment to the selling  security holder.  Broker-dealers  who acquire shares as principal may thereafter  resell the shares from time to time in  transactions,  which may involve block transactions and sales to and through other broker-dealers,  including transactions of the nature  described above, in the over-the counter market or otherwise at prices and on terms then prevailing  at the time of sale,  at prices  then  related to the  then-current  market  price or in negotiated  transactions.  In connection  with resales of the shares,  broker-dealers  may pay to or receive from the purchasers of shares commissions as described above.

                                                 37

         The selling  security  holders and any  broker-dealers  or agents that participate with the selling  security  holders in the sale of the shares may be deemed to be  "underwriters"  within the meaning of the Securities Act. In that event, any commissions  received by  broker-dealers or agents and any  profit  on the  resale of the  shares  purchased  by them may be deemed to be  underwriting commissions or discounts under the Securities Act.

         From time to time the  selling  security  holders  may engage in short  sales,  short sales against the box, puts and calls and other hedging  transactions in our securities,  and may sell and deliver the shares in connection with such transactions or in settlement of securities loans.  These transactions may be entered into with broker-dealers or other financial  institutions.  In addition, from time to time, a selling security holder may pledge its shares pursuant to the margin provisions of its customer  agreements  with its  broker-dealer.  Upon delivery of the shares or a default by a selling security holder,  the broker-dealer or financial  institution may offer and sell the pledged shares from time to time.

         We will not receive any proceeds  from the sale of the shares.  We will pay the expenses of preparing this prospectus and the related registration statement.  The selling security holders have been advised that they are subject to the  applicable  provisions  of the  Exchange  Act,  including without limitation, Rules 10b-5 and Regulation M there under.

                                            LEGAL MATTERS

         Certain  legal  matters,  including  the validity of the shares of common stock being sold, will be passed  upon for us by Law offices of Michael C.  Cascio,  Esq.  4E Stow Road,  Marlton,  NJ
08053.

                                               EXPERTS

         The consolidated  financial  statements of The Translation Group, Ltd. as of March 31, 2001
and for the year then ended and as of March 31, 2000 and for the year then  ended,  included in this prospectus, have been audited by Wiss & Company, LLP independent auditors, as stated in their report appearing  herein . The financial  statements have been included in this prospectus in reliance upon the report of such firm given upon their  authority as experts in accounting  and  auditing.  In May
2002, the Company engaged Mark Cohen, CPA for the Annual Audit, as fully disclosed in the 8-K.

                                                 38

                                 WHERE YOU CAN GET MORE INFORMATION

         We have filed a Registration  Statement on Form SB-2 with the SEC. This  prospectus,  which forms a part of that Registration Statement, does not contain all of the information included in the
Registration  Statement  and the  exhibits  and  schedules  thereto  as  permitted  by the rules and regulations of the SEC. For further information with respect to the Company and the shares of common stock offered hereby,  reference is made to the Registration  Statement,  including the exhibits and schedules thereto.

         Statements  contained  in this  prospectus  as to the  contents  of any  contract  or other document referred to herein are not necessarily  complete and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions  of such  exhibit,  to which  reference  is  hereby  made.  You may  review a copy of the
Registration  Statement at the SEC's public  reference  room in  Washington,  D.C., and at the SEC's regional offices in Chicago,  Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further  information on the operation of the public reference rooms. The Registration  Statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov. As a result of this offering,  we will become subject to the  information  and reporting  requirements of the Securities
Exchange Act and, in accordance  therewith,  will file periodic reports,  proxy statements and other information with the SEC.

                                                 39

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                       Page
                                                                                                       ----
UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE QUARTER ENDED DECEMBER 31, 2001

Consolidated balance sheet as of December 31, 2001......................................................F-1

Consolidated  statements of operations for the three months ended  December 31, 2001 and 2000...........F-2

Consolidated  statements of comprehensive  operations for the three months ended December 31, 2001

CONSOLIDATED FINANCIAL STATEMENTS FOR YEARS 2000 AND 2001

                                                  I

                                     The Translation Group, Ltd.
                                          and Subsidiaries
                                     Consolidated Balance Sheets
                                December 31, 2001 and March 31, 2001

                                                                             December 31,     March 31,
                                                                                 2001            2001
                                                                             ------------     ----------
 ASSETS
 Current assets:
   Cash and cash equivalents                                                   $ 70,167       $ 129,159
   Accounts receivable, net of allowance for doubtful
    accounts of $5,000 and $21,500, respectively                                576,186       1,003,165
   Work in process                                                               37,439         192,977
   Loans and receivables from officers                                          172,614          56,740
   Other current assets                                                         239,689         231,085
                                                                             ----------      ----------
 Total current assets                                                         1,096,095       1,613,126

 Property and equipment, net of accumulated depreciation and
   amortization of $638,352 and $1,216,376, respectively                      1,790,051       2,242,077

 Excess of purchase price over fair value of net assets acquired, net of
  accumulated amortization of $319,367 and $266,140, respectively               745,177         808,243
 Loans and receivables from officers                                                            158,429
 Other assets                                                                         -          55,278
                                                                            -----------     -----------
 TOTAL ASSETS                                                               $ 3,631,323     $ 4,877,153
                                                                            ===========     ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Accounts payable                                                           $ 809,718       $ 965,444
   Notes payable                                                                433,555       1,196,658
   Accrued liabilities                                                          403,735         626,790
   Deferred income                                                              321,807          78,770
   Deferred income taxes                                                              -          16,000
                                                                            -----------     -----------
 Total current liabilities                                                    1,968,815       2,883,662

 Long-term obligations, less current maturities                                       -               -
                                                                            -----------     -----------
 TOTAL LIABILITIES                                                            1,968,815       2,883,662

 Commitments and contingencies

 Preferred stock redeemable at the option of purchasers, $.001 par value,
   1,000,000 authorized, 250,000 shares issued and outstanding                  959,747         959,747

 Stockholders' equity:
   Common stock, $.001 par value, 15,000,000 shares authorized, 5,276,623 and 5,133,765 shares outstanding, respectively, and 5,284,623 and
    and 5,141,765 shares issued and to be issued, respectively                    5,285           5,142
   Additional paid-in capital                                                14,547,614      14,497,757
   Retained earnings (deficit)                                              (13,794,555)    (12,911,183)
   Common stock in treasury, 8,000 shares                                       (68,032)        (68,032)
   Subscription receivable                                                                     (500,000)
   Accumulated other comprehensive income                                        12,449          10,060
                                                                            -----------     -----------
 Total stockholders' equity                                                     702,761       1,033,744
                                                                            -----------     -----------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $ 3,631,323     $ 4,877,153
                                                                            ===========     ===========

See accompanying notes to consolidated financial statements.

                                                 F-1

                                     The Translation Group, Ltd.
                                          and Subsidiaries
                                Consolidated Statements of Operations
                        For the three months ended December 31, 2001 and 2000
                        and the nine months ended December 31, 2001 and 2000

                                                          3 Months           3 Months           9 Months           9 Months
                                                        December 31,       December 31,       December 31,       December 31,
                                                           2001                2000               2001               2000
                                                        ------------       ------------      -------------       -------------

 Revenue                                               $    525,434       $  2,235,691        $ 2,922,389        $ 5,852,182
 Cost of revenue                                            288,660          1,676,103          2,009,197          5,247,378
                                                       ------------       ------------       ------------       ------------
 Gross profit                                               236,774            559,588            913,192            604,804

 Cost and expenses:
   Selling, general and administration                      133,063          1,071,810            981,146          2,692,505
   Corporate administration                                 198,532            393,090            749,486          1,263,797
   Loss on write-off of loan to subsidiary                                                              -
   Write-off due to closing of subsidiaries                 (43,541)                               6,237
   Amortization of excess of purchase price over
    fair value of net assets acquired                        16,867            100,245             53,227            300,736
                                                       ------------       ------------       ------------       ------------
 Total                                                      304,921          1,565,145          1,790,096          4,257,038
                                                       ------------       ------------       ------------       ------------
 Loss before other income (expense)                         (68,147)        (1,005,557)          (876,904)        (3,652,234)

 Other income (expense):
   Interest income                                              193             15,516             15,554             66,889
   Forgiveness of debt                                       (5,272)                               24,626
   Interest expense                                          (6,047)            (2,182)           (18,286)           (23,785)
   Foreign currency gains (losses)                            1,281                  -               (974)                -
                                                       ------------       ------------       ------------       ------------
                                                             (9,845)            13,334             20,920             43,104
                                                       ------------       ------------       ------------       ------------
 Loss before provision for income taxes                     (77,992)          (992,223)          (855,984)        (3,609,130)

 Provision for (recovery of) income taxes                    23,959             12,616             27,388            (75,900)
                                                       ------------       ------------       ------------       ------------
 Net loss                                                $ (101,951)      $ (1,004,839)        $ (883,372)      $ (3,533,230)
                                                       ============       ============       ============       ============

 Net loss per common share outstanding
       (basic and diluted)                               $    (0.02)      $      (0.21)        $    (0.17)           $ (0.76)
                                                       =============      =============      =============      =============
 Weighted average shares outstanding                      5,276,623          4,744,265          5,235,064          4,619,382
                                                       =============      =============      =============      =============

See accompanying notes to consolidated financial statements.

                                                 F-2

                                     The Translation Group, Ltd.
                                          and Subsidiaries
                            Consolidated Statements of Comprehensive Loss
                        For the three months ended December 31, 2001 and 2000
                        and the nine months ended December 31, 2001 and 2000

                                             3 Months             3 Months            9 Months             9 Months
                                           December 31,         December 31,        December 31,         December 31,
                                               2001                2000                 2001                 2000

 Net loss                                  $ (101,951)       $ (1,004,839)          $ (883,372)        $ (3,533,230)

 Other comprehensive income (loss):
   Currency translation adjustment             14,600                (711)               2,389                 (981)
                                         -------------       -------------        -------------       --------------
 Comprehensive loss                         $ (87,351)       $ (1,005,550)          $ (880,983)        $ (3,534,211)
                                         =============       =============        =============       ==============

                                                 F-3

                                     The Translation Group, Ltd.
                                          and Subsidiaries
                                Consolidated Statements of Cash Flow
                        For the nine months ended December 31, 2001 and 2000

                                                                                              December 31,    December 31,
                                                                                                  2001              2000
                                                                                              ------------    ------------

Cash  flows provided by (used in) operating activities:
  Net loss                                                                                     $ (883,372)    $(3,533,230)
  Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
     Depreciation and amortization                                                                132,120         502,029
     Amortization of excess purchase price over fair value of net assets acquired                  63,066         300,735
     Allowance and forgiveness of loans to officers                                                42,555
     Loss on write-down of property and equipment                                                 117,624
     Forgiveness of note payable by bank                                                          (29,898)
     Foreign currency translation adjustment                                                        2,389            (981)
  Changes in operating assets and liabilities:
     Accounts receivable                                                                          426,979        (112,691)
     Work in process                                                                              155,538         234,808
     Other current assets                                                                         (34,964)       (250,421)
     Other assets                                                                                  55,278         (79,056)
     Accounts payable                                                                            (155,726)        191,426
     Accrued liabilities and deferred income                                                       28,039         (54,035)
     Deferred income taxes                                                                        (16,000)              -
                                                                                                ----------     ----------

Net cash provided by (used in) operating activities                                               (96,372)     (2,801,416)

Cash flows provided by (used in) investing activities:
  Purchase of property and equipment                                                              (15,926)     (1,857,862)
  Proceeds from the sale of property and equipment                                                244,568
  Loans and advances to officers                                                                        -         (26,445)
                                                                                                ----------     ----------
Net cash provided by (used for) investing activities                                              228,642      (1,884,307)

Cash flows provided by (used in) financing activities:
  Net proceeds from issuance of common stock                                                       50,000       2,552,644
  Proceeds from stock subscription receivable                                                     500,000
  Net proceeds from notes payable                                                                  61,897         686,850
  Net proceeds from long-term debt                                                                                227,054
  Payments on long-term obligations                                                              (803,159)         (4,200)
  Preferred dividends                                                                                   -         (60,000)
                                                                                                ----------     ----------
Net cash provided by (used in) financing activities                                              (191,262)      3,402,348

Net change in cash and cash equivalents                                                           (58,992)     (1,283,375)

Cash and cash equivalents, beginning of period                                                    129,159       1,700,080
                                                                                                ----------     ----------
Cash and cash equivalents, end of period                                                         $ 70,167       $ 416,705
                                                                                                ==========     ==========

Supplemental disclosure of non-cash investing activities:
  Additions of property and equipment were acquired through the exchange of an accounts receivable of $1,042,349 during the year ended March 31, 2001

Supplemental disclosure of non-cash financing activities:
  During the year ended March 31, 2001, the Company issued 337,293 shares of common stock at $2.75 per share in exchange for a note receivable of $500,000 and securities investment of $427,555, and the Company issued 27,500 shares of its common stock in satisfaction of an account payable

Supplemental disclosure of cash flow information:
  Cash paid during the period for:
     Interest                                                                                  $   18,286        $23,785
                                                                                               ==========       =========
     Income taxes                                                                              $   27,388        $ 1,000
                                                                                               ==========       =========

See accompanying notes to consolidated financial statements.

                                                 F-4

                                     The Translation Group, Ltd.
                                          and Subsidiaries
                        Notes to Condensed Consolidated Financial Statements
                                    December 31, 2001 (Unaudited)

NOTE A - BASIS OF PRESENTATION

The Company's  consolidated  financial statements have been prepared on the basis that it is a going concern,  which  contemplates  the realization of assets and the  satisfaction of liabilities in the normal  course of  business.  The Company  incurred a net loss of $883,372 for the nine months ended
December 31, 2001 and a net loss of $11,175,749  for the year ended March 31, 2001.  Currently,  the
Company has a working capital  deficiency of over $850,000 and is renegotiating its bank debt, which it contests. These issues raise substantial doubt about the Company's ability to continue as a going concern.

During the fourth quarter of the year ended March 31, 2001,  the Company  commenced a close down and sale  procedure at Planet  Access  Networks due to a severe lack of new sales  endemic to the larger web-site  design-consulting  industry and management problems.  Additionally,  a close down and sale procedure at Bureau of Translation Services,  Inc. commenced in the third quarter of the year ending
March 31, 2002.  The Company and the  principals  of Gedanken are  currently  disputing the parties'
respective rights under a 1997 Licensing Agreement.  On November 19, 2001, the Company filed a claim against Gedanken and all related parties with the American Arbitration Association,  as provided for in the 1997  Licensing  Agreement.  In the event  that it  prevails,  management  believes  that the existing working capital deficiency,  together with revenues from the remaining translation company, is  insufficient to fully implement its plans to exploit the Gedanken  System.  Additional  funding, either from outside investors,  partners, or customers, will be required in order for the Company to fully realize the  potential of the Gedanken  System and services  based on the system.  The Company believes  that it will be able to finance its growth from the  issuance  of  securities  and has had discussions with a number of potential  funding sources.  However,  the Company has not yet received any  commitments  with respect to such financing and there can be no assurance that the Company will be able to finance its planned growth. If the Company is unable to secure additional  financing,  it may be required to slow its service offering based on the Gedanken System or may be required to seek joint venture partners or license technologies to others with better resources.

The accompanying  unaudited condensed  consolidated financial statements include the accounts of The
Translation  Group,  Ltd.,  Bureau of  Translation  Services,  Inc.,  Word House and  Planet  Access
Networks,  Inc. These condensed  consolidated  financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information.  Accordingly,  they do not include all of the  information  and  footnotes  required by  generally  accepted  accounting principles  for  complete  financial  statements.  In the  opinion of  management,  all  adjustments
(consisting of normal recurring  accruals)  considered  necessary for a fair  presentation have been included.  Operating  results for the nine-month  period ended December 31, 2001 are not necessarily indicative of the results that may be expected for the year ended March 31, 2002.

Footnote disclosures normally included in financial statements prepared in accordance with generally accepted  accounting  principles  have been omitted in accordance  with rules and regulations of the
Securities  and Exchange  Commission.  The  financial  statements  in this report  should be read in conjunction  with the  financial  statements  and notes  thereto  included in the Form 10-KSB of The
Translation Group, Ltd. (the "Company") for the year ended March 31, 2001.

                                                 F-5

                                     The Translation Group, Ltd.
                                          and Subsidiaries
                        Notes to Condensed Consolidated Financial Statements
                                    December 31, 2001 (Unaudited)

NOTE B - EARNINGS PER SHARE

For the purpose of computing earnings per share,  average shares outstanding during the three months ended December 31, 2001 and 2000 was 5,276,623 and 4,744,265,  respectively  and for the nine months ended December 31, 2001 and 2000 was 5,235,064 and 4,619,382  respectively.  In addition,  there are outstanding  common  stock  options  of  approximately  1,150,000  shares  at an  average  price  of approximately  $4.00 per share and approximately  1,830,000 warrants to purchase common stock of the
Company at an average price of approximately $1.25 per share. The computations of earnings per share reflecting the exercise of these options and warrants are antidilutive.

NOTE C - COMMITMENTS AND CONTINGENCIES

In April 2001, the Company was sued in The  Netherlands  by the former owner of WordHouse  (WH), for the  annulment  of the 1997 sale of WH to the  Company.  In August,  2001,  the parties  appeared in
Summary Proceedings,  an expedited  procedural forum in The Netherlands,  and the Judge annulled the sale of WH to the Company on a preliminary basis, the effect of which was to restore ownership of WH to its former owner.  As the 1997 Agreement  contains a valid  Arbitration  clause,  the August 2001 judgment is subject to the  decision in  Arbitration,  which is currently  pending.  The Company has secured an  "attachment",  granted by a Dutch court, on WH, which the Company hopes will protect the loans and other  investments  the Company made to WH, and  prevents the former owner from  otherwise disposing of WH. The parties are continuing with settlement negotiations.

The Company plans to file a suit against  ESTeam,  AB for breach of the  development  contract for a translation  system.  If the  Company' s efforts are not  realized  the  remaining  net value of the
ESTeam, AB developed  software license costs included in "Property and Equipment",  of approximately
$250,000 would be expensed.

The Company and the principals of Gedanken are currently  disputing the parties'  respective  rights under a 1997 Licensing  Agreement.  On November 19, 2001, the Company filed a claim against Gedanken and all related  parties  with the  American  Arbitration  Association,  as provided for in the 1997
Licensing Agreement.

NOTE D - BANK LOAN

On December 6, 2000, the Company,  excluding Word House (U.S. Companies),  received a line of credit in the amount of $1,200,000 from Progress Bank. Progress Bank has obtained a consent judgment by way of  Confession  for an amount in excess of $800,000 as provided  for under the loan  agreement.  The
Company denies further  liability  under this agreement and plans to contest the obligation if it is not properly  settled.  After payments of  approximately  $900,000 to Progress Bank, the Company has negotiated  and  preliminarily  agreed to the terms of a  complete  settlement  with  Progress  Bank regarding the loan in question. The agreement is yet to be signed.

                                                 F-6

ITEM 2.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for historical information, the material contained in Management's Discussion and Analysis of
Financial Condition and Results of Operations is forward-looking. For the purpose of the safe harbor provisions for forward-looking  statements of the Private Securities  Litigation Reform Act of 1995,
readers are urged to review the Company's  Annual Report on Form 10-KSB for the year ended March 31,
2001 for a list of certain important factors that may cause actual results to materially differ from those described below.

OVERVIEW AND STRATEGY

As detailed in the Company's Form 10-KSB for the year ending March 31, 2001,  Planet Access Networks ceased operations on July 31, 2001. Substantially all of its assets have been liquidated and applied to its portion of the Progress Bank Loan. A close down and sale  procedure at Bureau of  Translation
Services,  Inc. has  commenced  in the third  quarter of the year ending March 31, 2002 (the current fiscal year).

The Company has refocused its efforts on deploying the Gedanken  technology to improve  efficiencies and open new markets.  As disclosed in the Company's Form 10-KSB for the year ending March 31, 2001, the Company and the  principals of Applied  Knowledge  Systems  International  (AKSI),  owner of the
Gedanken  technology,  are currently disputing the parties' respective rights under a 1997 Licensing
Agreement.  As such,  the  Company  has been  unable to pursue  its  plans to  deploy  Gedanken  for commercial  purposes.  On November  19, 2001,  the Company  filed a claim  against  Gedanken and all related  parties with the American  Arbitration  Association,  as provided for in the 1997 Licensing
Agreement.

The Company's  remaining  subsidiary,  Word House,  continues to serve  customers in the traditional translation and localization markets.

In April 2001, the Company was sued in The  Netherlands  by the former owner of WordHouse  (WH), for the  annulment  of the 1997 sale of WH to the  Company.  In August,  2001,  the parties  appeared in
Summary Proceedings,  an expedited  procedural forum in The Netherlands,  and the Judge annulled the sale of WH to the Company on a preliminary basis, the effect of which was to restore ownership of WH to its former owner.  As the 1997 Agreement  contains a valid  Arbitration  clause,  the August 2001 judgment is subject to the  decision in  Arbitration,  which is currently  pending.  The Company has secured an  "attachment",  granted by a Dutch court, on WH, which the Company hopes will protect the loans and other  investments  the Company made to WH, and  prevents the former owner from  otherwise disposing of WH. The parties are continuing with settlement negotiations.

A new  auditor,  qualified  to practice  before the SEC,  has  reviewed  this 10QSB,  including  the financials.  The current auditor is in the process of being terminated in such a manner to assure an orderly transition.

                                                 F-7

RESULTS OF OPERATIONS

REVENUES.  Revenues  for the quarter  ended  December  31, 2001 (the  "Current  Quarter")  decreased
$1,711,000,  to $525,000 from  $2,236,000 for the quarter ended  December 31, 2000 (the  "Comparable
Quarter").  Revenues for the nine months ended  December 31, 2001 (the "Current  Period")  decreased
$2,930,000,  to  $2,922,000  from  $5,852,000  for the nine  months  ended  December  31,  2000 (the
"Comparable Period").

GROSS PROFIT.  Gross profit decreased $323,000 in the Current Quarter,  to $237,000 from $560,000 in the  Comparable  Quarter.  Gross profit  increased  $308,000 for the Current Period to $913,000 from
$605,000 for the Comparable Period.

SELLING, GENERAL AND ADMINISTRATION. Selling, general and administration ("SG&A") expenses decreased to $133,000 during the Current Quarter, from $1,072,000 in the Comparable Quarter.  Selling, general and administration ("SG&A") expenses decreased to $981,000 during the Current Period from $2,693,000 for the Comparable Period.

NET LOSS. The Company had a net loss of $101,951  during the Current Quarter as compared to net loss of $1,004,839 for the Comparable Quarter.  The Company had a net loss of $883,372 during the Current
Period as compared to net loss of $3,533,230 for the Comparable Period.

The above  changes are, in large part,  related to the decrease in sales due to the  close-down  and sale procedure at Planet Access Networks, Inc. and Bureau of Translation Services, Inc.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2001 the Company had a cash  balance of $70,167  compared to $416,705 on December
31,  2000.  Also,  as of December  31, 2001 the Company  had  negative  working  capital of $872,720 compared to working  capital of $84,421 on December  31,  2000.  The  decreases  in cash and working capital are largely  attributable  to  operations  at Planet  Access  Networks,  Inc.  and Bureau of
Translation  Services,  Inc., as outlined in the Company's Form 10-KSB dated March 31, 2001, and the subsequent shut down of both subsidiaries.

Management  believes  that the existing  cash  balance,  together  with  revenues from the remaining translation  company, is insufficient to fully implement its plans to exploit the Gedanken System in the event that the Company  prevails at  arbitration.  Additionally,  funding,  either from  outside investors,  partners,  or customers,  will be required in order for the Company to fully realize the potential of the Gedanken System and services based on the system. The Company believes that it will be able to finance its growth from the issuance of securities and has continued  discussions  with a number of potential  funding  sources.  However,  the Company has not received any commitments  with respect to such funding and there can be no  assurance  that the Company will be able to finance its planned growth. If the Company is unable to secure  additional  financing it may be required to slow its service  offering based on the Gedanken System or may be required to seek joint venture partners or license technologies to others with better resources.

Progress  Bank has  obtained  a consent  judgment  by way of  Confession  for an amount in excess of
$800,000 as provided for under the loan agreement.  The Company denies further  liability under this loan agreement and plans to contest the obligation if it is not properly settled.  The amount of the original loan was $1,200,000. After payments of approximately $900,000 to Progress Bank, the Company has negotiated and  preliminarily  agreed to the terms of a complete  settlement  with Progress Bank regarding the loan in question. The agreement has not been signed.

                                                 F-8

                                    INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
The Translation Group, Ltd.

We have audited the  accompanying  consolidated  balance sheet of The  Translation  Group,  Ltd. and subsidiaries  as of  March  31,  2001,  and  the  related  consolidated  statements  of  operations, comprehensive loss, changes in stockholders'  equity and cash flows for each of the two years in the period ended March 31, 2001. These consolidated  financial  statements are the responsibility of the
Company's  management.  Our responsibility is to express an opinion on these consolidated  financial statements based on our audits.

We conducted  our audits in  accordance  with auditing  standards  generally  accepted in the United
States of America.  Those standards  require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes  examining,  on a test basis,  evidence supporting the amounts and disclosures in the consolidated  financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management,  as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated  financial position of The Translation Group, Ltd. and subsidiaries as of March 31,
2001, and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended March 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated  financial  statements,  the
Company  incurred a net loss of  $11,175,749  for the year ended  March 31,  2001,  currently  has a working capital  deficiency and is in default of its bank debt, that raise  substantial  doubt about the Company's  ability to continue as a going concern.  Management's plan in regard to these matters are also described in Note 3. The consolidated  financial  statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                                                 WISS & COMPANY, LLP

Livingston, NJ
August 1, 2001

                                                 F-9

                                     THE TRANSLATION GROUP, LTD.
                                          AND SUBSIDIARIES
                                     CONSOLIDATED BALANCE SHEET
                                           MARCH 31, 2001

 ASSETS
 Current assets:
   Cash and cash equivalents                                                       $ 129,159
   Accounts receivable, net of allowance for doubtful accounts of $21,500          1,003,165
   Work in process                                                                   192,977
   Loans and receivables from officers                                                56,740
   Other current assets                                                              231,085
                                                                                ------------

 Total current assets                                                              1,613,126

 Property and equipment, net of accumulated depreciation and
   amortization of $1,216,376                                                      2,242,077

 Excess of purchase price over fair value of net assets acquired, net of
   accumulated amortization of $266,140                                              808,243
 Loans and receivables from officers                                                 158,429
 Other assets                                                                         55,278
                                                                                ------------

 TOTAL ASSETS                                                                    $ 4,877,153
                                                                                ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Accounts payable                                                               $  965,444
   Notes payable                                                                   1,196,658
   Accrued liabilities                                                               626,790
   Deferred income                                                                    78,770
   Deferred income taxes                                                              16,000
                                                                                ------------

 Total current liabilities                                                         2,883,662

 Long-term obligations                                                                   -0-
                                                                                ------------

 TOTAL LIABILITIES                                                                 2,883,662

 Commitments and contingencies

 Preferred stock redeemable at the option of purchasers, $.001 par value,
   1,000,000 authorized, 250,000 shares issued and outstanding                       959,747

 Stockholders' equity:
   Common stock, $.001 par value, 15,000,000 shares authorized, 5,133,765
      shares outstanding, and 5,141,765 shares issued and to be issued                 5,142
   Additional paid-in capital                                                     14,497,757
   Retained earnings (deficit)                                                   (12,911,183)
   Common stock in treasury, 8,000 shares                                            (68,032)
   Subscription receivable                                                          (500,000)
   Accumulated other comprehensive income                                             10,060
                                                                                ------------

 Total stockholders' equity                                                        1,033,744
                                                                                ------------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $ 4,877,153
                                                                                ============

 See accompanying notes to consolidated financial statements.

                                                F-10

                           THE TRANSLATION GROUP, LTD.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED MARCH 31, 2001 AND 2000

                                                                          March 31,        March 31,
                                                                            2001             2000

 Revenue                                                                 $ 8,038,198      $13,346,774
 Cost of revenue                                                           6,795,555        8,714,821
                                                                         -----------      -----------
 Gross profit                                                              1,242,643        4,631,953

 Cost and expenses:
   Selling, general and administration                                     3,616,620        2,724,005
   Corporate administration                                                2,119,832        1,243,594
   Loss on impairment of investment in subsidiary                          2,728,363                -
   Loss on write-down of property and equipment                            3,412,947                -
   Amortization of excess of purchase price over
    fair value of net assets acquired                                        400,980          340,417
                                                                         -----------      -----------
 Total                                                                    12,278,742        4,308,016
                                                                         -----------      -----------

 Income (loss) before other income (expense)                             (11,036,099)         323,937

 Other income (expense):
   Interest income                                                            92,470           78,316
   Interest expense                                                          (73,570)        (107,112)
   Amortization of compensatory warrants and finance charges (1)(2)         (299,000)        (315,987)
   Foreign currency gains (losses)                                            (2,543)             815
                                                                         ------------      -----------
                                                                            (282,643)        (343,968)
                                                                         ------------      -----------
 (Loss) income before provision for income taxes                         (11,318,742)         (20,031)

 (Recovery of) provision for income taxes                                   (142,993)         168,378
                                                                        =============      ============
 Net (loss) income                                                      $(11,175,749)      $ (188,409)

 Net (loss) income per common share outstanding (basic and diluted)          $ (2.40)         $ (0.06)
                                                                           ==========       ==========
 Weighted average shares outstanding                                       4,659,955        2,965,805
                                                                           =========        =========

 (1) Includes $76,000 and $266,136 of amortization of deferred stock based interest expense, respectively
 (2) Includes $223,000 of amortization of deferred stock based settlement charges and $49,851 of amortization of deferred stock based public relations expense, respectively

See accompanying notes to consolidated financial statements.

                                                F-11

                                     THE TRANSLATION GROUP, LTD.
                                          AND SUBSIDIARIES
                            CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                             FOR THE YEARS ENDED MARCH 31, 2001 AND 2000

                                                   March 31,         March 31,
                                                     2001              2000

 Net loss                                      $(11,175,749)      $   (188,409)

 Other comprehensive income (loss):
   Currency translation adjustment                   (3,635)            (8,231)
                                               -------------      -------------
 Comprehensive loss                            $(11,179,384)      $   (196,640)
                                               =============      =============

See accompanying notes to consolidated financial statements.

                                                F-12

                           THE TRANSLATION GROUP, LTD.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED MARCH 31, 2001 AND 2000

                                                                 Unearned                      Accumulated
                                                      Additional Portion of                   Other Comprehe-             Total
                                      Common  Common  Paid-in  Compensatory  Retained  Treasury   nsive   Subscription Stockholders'
                                       Shares  Stock   Capital   Warrants    Earnings   Stock    Income   Receivable      Equity
                                      ------- ------ ----------- ----------  --------  -------- --------- ----------  ------------
BALANCE AT MARCH 31, 1999                2,278,340 $2,278 $6,051,985 $ (45,000) $(1,467,025)$(68,032) $21,926    $   -  $ 4,496,132

  Warrants issued in connection with
     financing arrangements and consulting
     agreement                                               264,000  (264,000)                                                   -

  Amortization of unearned compensation                                309,000                                              309,000

  Shares issued in satisfaction of debt     25,000     25     74,975                                                         75,000

  Adjustment of shares for acquisition
     of Word House                         (35,000)   (35)  (209,965)                                                      (210,000)

  Shares issued in connection with
     private placements                    550,000    550  1,000,753                                                      1,001,303

  Shares issued and issuable and warrants
     issued in connection with the
     acquisition of Planet Access
     Networks, Inc.                        634,668    635  2,813,494                                                      2,814,129

  Shares issued with the exercise
     of warrants                           342,894    343  1,477,769                                                      1,478,112

  Foreign currency translation adjustment                                                              (8,231)               (8,231)

  Net loss                                       -      -          -         -     (188,409)       -        -         -    (188,409)
                                       ---------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 2000                3,795,902  3,796 11,473,011             (1,655,434) (68,032)  13,695             9,767,036

  Shares issued with the exercise
     of warrants                            39,272     39    171,480                                                        171,519

  Shares issued in connection with
     private placement                     909,091    909  2,398,183                                           (500,000)  1,899,092

  Shares issued in satisfaction of debt     27,500     28     29,453                                                         29,481

  Shares issued in satisfaction of
    settlement agreements                  370,000    370    126,630                                                        127,000

  Warrants issued in connection with financing
    arrangements and settlement agreement                    299,000                                                        299,000

  Foreign currency translation adjustment                                                              (3,635)               (3,635)

  Preferred dividends                                                               (80,000)                                (80,000)

  Net loss                                       -      -          -      -     (11,175,749)       -        -       -   (11,175,749)
                                        --------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 2001                5,141,765 $5,142 $14,497,757   $ -    $(12,911,183)$(68,032) $10,060 $(500,000) $ 1,033,744
                                        --------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                                                F-13

                                     THE TRANSLATION GROUP, LTD.
                                          AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             FOR THE YEAR ENDED MARCH 31, 2001 AND 2000

                                                                                                       March 31,         March 31,
                                                                                                         2001              2000
                                                                                                       ---------         ---------

Cash flows provided by (used in) operating activities:
     Net loss                                                                                      $ (11,175,749)       $ (188,409)
     Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
        Depreciation and amortization                                                                    465,533           451,169
        Amortization of excess purchase price over fair value of net assets acquired                     400,980           340,417
        Amortization of compensatory warrants                                                                  -           309,657
        Loss on impairment of investment in subsidiary                                                 2,728,363                 -
        Writedown of equipment value                                                                   3,412,947                 -
        Allowance and forgiveness of loans to officers                                                   358,240                 -
        Foreign currency translation                                                                      (3,635)           (8,231)
        Deferred income taxes                                                                           (173,000)           78,700
        Stock issued in satisfaction of settlement agreement                                             127,000                 -
        Exercise of warrants related to financing and settlement charges                                 299,000                 -
        Changes in operating assets and liabilities:
           Accounts receivable                                                                           383,641          (824,315)
           Work-in-process                                                                               126,846            70,957
           Other current assets                                                                            2,397           116,715
           Other assets                                                                                   56,174           (44,143)
           Accounts payable                                                                              368,175            72,119
           Accrued liabilities and deferred income                                                       (61,439)          (93,365)
                                                                                                         --------          --------

     Net cash provided by (used in) operating activities                                              (2,684,527)          281,271
                                                                                                      -----------          -------

Cash flows provided by (used in) investing activities:
     Purchase of subsidiary, net of cash acquired                                                              -          (895,567)
     Acquisition of property and equipment                                                            (2,379,883)       (1,725,049)
     Investment in certificate of deposit                                                                      -           106,540
     Loans and advances to officers                                                                      (70,689)         (522,148)
                                                                                                         --------         ---------

     Net cash provided by (used in) investing activities                                              (2,450,572)       (3,036,224)
                                                                                                      -----------        -----------

Cash flows provided by (used in) financing activities:
     Private placement issue                                                                           1,899,092         1,001,303
     Exercise of warrants                                                                                171,519         1,478,112
     Issuance of preferred stock, net of costs                                                           466,125                 -
     Proceeds from issuance of Notes Payable                                                             909,057           475,000
     Proceeds from issuance of long-term obligations                                                     300,000                 -
     Payments on capital lease obligations                                                                (4,200)                -
     Financing costs                                                                                           -            (6,378)
     Principal payments on long-term debt                                                                (97,415)         (388,974)
     Preferred dividends                                                                                 (80,000)                -
                                                                                                         --------        ---------

     Net cash provided by (used in) financing activities                                               3,564,178         2,559,063
                                                                                                      ----------         ---------

Net change in cash and equivalents                                                                    (1,570,921)         (195,890)

Cash and cash equivalents, beginning of year                                                           1,700,080         1,895,970
                                                                                                      ----------         ---------

Cash and cash equivalents, end of year                                                                 $ 129,159       $ 1,700,080
                                                                                                      ==========       ===========

Supplemental disclosure of non-cash investing activities:

    Additions of property and equipment were aquired through the exchange of an accounts receivable of $1,042,349 during the year ended March 31, 2001

    Acquisition of subsidiary on May 1, 1999:
       Fair value of assets acquired (other than cash)                                                                 $ 4,469,510
       Liabilities assumed                                                                                                 759,814
                                                                                                                           -------
                                                                                                                         3,709,696
       Less: common stock issued in connection with the acquisition                                                     (2,814,129)
                                                                                                                        -----------
       Net cash paid for acquisition                                                                                     $ 895,567
                                                                                                                         =========

Supplemental disclosure of non-cash financing activities:

    During the year ended March 31, 2001, the Company issued 337,923 shares of common stock at $2.75 per share in exchange for a note receivable of $500,000 and securities investment of $427,555, and the Company issued 27,500 shares of its common stock in satisfaction of an account payable.

Supplemental disclosure of cash flow information:

    Interest Paid                                                                                       $ 57,030
                                                                                                        ========
    Income taxes paid                                                                                   $ 30,007
                                                                                                        ========

See accompanying notes to consolidated financial statements.

                                                F-14

                            THE TRANSLATION GROUP, LTD. AND SUBSIDIARIES
                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY

         The Translation Group, Ltd. and Subsidiaries (TTGL or the Company) translates and localizes documents  and software  into various  languages.  Services are provided to many  industries  with a concentration  in  information  technology  companies.  The Company has launched a research  program directed toward the development of computer-based  translation  systems. The basic business model is to accelerate technical developments together with product marketing and sales.

         TTGL was  incorporated  in the State of Delaware on July 6, 1995, and under the terms of an agreement  and plan of  reorganization,  acquired 100% of the issued and  outstanding  shares of the
Bureau of Translation Services,  Inc. (BTS) on January 17, 1996. BTS was incorporated in 1984 in the
State of Pennsylvania.  On December 6, 1996, the Company completed its initial public offering (IPO)
and sold 705,000 shares of its common stock at a price of $6.00 per share and 1,840,000  warrants at a price of $.20 per warrant. The net proceeds amounted to approximately $3.5 million.

         In February 1997, the Company obtained an exclusive worldwide license and rights to use and sell know-how, apparatus, and methods pertaining to tools and systems developments based on a patent application  by the Gedanken  Corporation  ("Gedanken").  Gedanken has been granted a United  States
Patent that describes  apparatus and methods for translating  words,  phrases,  and sentences from a
source  language  to  other  target  languages  using  advanced   telecommunications   and  computer
technologies.  The Company and the  principals  of Gedanken  are  currently  disputing  the parties'
respective rights under a 1997 Licensing Agreement. In the event the dispute between the Company and
Gedanken is not swiftly resolved, the Company intends to file a demand with the American Arbitration
Association.  Based on discussions with management of the Company and with third parties, as well as review of  independent  reports  regarding  the Gedanken  technology,  a limited level of success at
Arbitration may result in the Company recouping its investment in Gedanken due to the inherent value of the technology.

         Effective June 30, 1997, and as later amended, TTGL acquired all the issued and outstanding common  stock of the  companies  that  comprise  the Word House Group (Word  House) in exchange  for
185,000 of its common shares, later adjusted to 147,900 common shares, and 200,000 additional common shares  contingent on future earnings levels,  of which 102,100 shares were issuable as of March 31,
2001.

         On April 15, 1999, the Company entered into a development and license agreement with ESTEAM
AB (EST), a corporation  organized under the laws of Sweden. EST is a  software-development  company specializing in the development of a  computer-automated  language  translation system, known as the
"BTR System,"  that tailors such system to specific  applications.  The BTR System,  when applied to appropriate hardware,  automatically  performs language translations without any human intervention.
TTGL has received an  exclusive  worldwide  license for four  identified  applications  and for four additional  applications for a period of fifteen years. For royalties,  development costs, and other information,  see Note 11. The Company and the principals of ESTeam are disputing  their  respective rights under a 1999  Licensing  and  Development  Agreement.  The Company is pursuing its rights via litigation in the Superior Court of New Jersey.

         As of May 1, 1999,  the Company  acquired all the issued and  outstanding  shares of Planet
Access  Networks,  Inc.  (Planet)  for 416,668  shares of its common stock and cash in the amount of
$900,000.  In order to complete the  transaction,  the Company issued  warrants to purchase  100,000 shares of its common stock on December 15, 1999,  and 218,000 shares of its common stock on March 8,
2000. Planet was a digital communications solutions provider.  Planet provided an integrated service offering consisting of strategic consulting, design of information architectures and user-interfaces and creation and customization of software necessary to implement digital communications  solutions.
Planet primarily used Internet-based technologies to create digital communications solutions for the
World  Wide Web.  The sudden and sharp  downturn  in the Web  Development  industry  affected  TTGL, specifically  Planet.  Planet  shut down  operations  on July 31,  2001.  TTGL is in the  process of liquidating,  selling,  or otherwise  disposing of Planet  Access  Networks,  Inc. All proceeds from liquidation or sale will be applied towards retiring debt incurred at Planet.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEARS

         The Company's  reporting  year ends March 31. For purposes of reporting,  fiscal year ended
March 31, 2001 will also be referred  to as the 2001 fiscal  year;  fiscal year ended March 31, 2000 will also be referred to as the 2000 fiscal year;  and any  reference to fiscal year ended March 31,
1999 will also be referred to as the 1999 fiscal year.

                                                F-15

PRINCIPLES OF CONSOLIDATION

         The consolidated  financial  statements  include the accounts of TTGL, BTS, Word House, and
Planet.  Planet's  accounts  are  included  from the date of its  acquisition  on May 1,  1999.  All
significant  inter-company  accounts  and  transactions  have  been  eliminated.   Accordingly,  the
consolidated  financial statements for the year ended March 31, 2001 and 2000 reflect the results of activities of all of these companies.

         The  Company  has  accounted  for its  acquisition  of the Word House  Companies  under the purchase method of accounting, wherein the purchase price is allocated to the assets and liabilities as of the acquisition date based on estimated  respective fair values.  The excess of purchase price over fair values of net assets acquired is being amortized over fifteen years.  Stockholders' equity as of March 31, 2001 includes issuable shares (see Note 13).

         The Company has accounted for its  acquisition of Planet Access Networks under the purchase method of accounting,  where in the purchase price is allocated to the assets and  liabilities as of the acquisition  date based on estimated  respective fair values.  The excess of purchase price over fair value of net assets  acquired was being  amortized over ten years.  Due to the fact that Planet shut down operations on July 31, 2001, as indicated in Note 1, the balance of the excess of purchase price over fair value of net assets acquired was written-off at March 31, 2001.

REVENUE RECOGNITION

         Revenue is accounted for under the percentage of completion  method of accounting,  whereby sales and costs are  recognized as work on contracts  progresses.  Changes in estimates for revenue, costs and  profits are  recognized  in the period in which they are  determinable.  Work in progress represents  the  excess  of  revenue  recognized  for  financial  reporting  purposes  over  amounts contractually  permitted to be billed to customers.  Deferred  income  represents  excess of amounts billed over revenue recognized for financial  reporting  purposes.  Invoices are rendered based upon terms of the contract.

RESEARCH AND DEVELOPMENT

         Research  and  development  costs  are  expensed  as  incurred.  Systems  acquisitions  and specialized  tools,  together  with  related  software,  are  expensed  while in  development  until technological feasibility has been established.

CAPITALIZED COMPUTER SOFTWARE COSTS

         AcSEC SOP98-1  requires  companies to capitalize and amortize certain costs associated with developing  software for internal use. There are three stages:  the preliminary  project stage;  the application  development stage; and the  post-implementation/operation  stage. After the preliminary project stage is completed and  management has committed to funding a probable  successful  software project, such costs should be capitalized. Once the software is placed into service, the capitalized cost should be amortized over the period of expected benefit in a systematic and rational manner.

         SFAS No. 2, together with FASB No. 86, accounting for research and development (R&D) costs, require  that  companies  expense R & D until the  research  and  development  project  has  reached technological  feasibility.  The Company  believes that these releases  apply to its  development of machine-translation  computer  systems and that such  technological  feasibility  was achieved as at
August 1, 1998.  Accordingly,  all  expenditures  to that point have been  expensed as research  and development  and  capitalized  after that date (see Note 6). In this  regard,  the Company  expensed
$149,000 in fiscal 1999 and  capitalized  $1,062,901,  $1,199,027  and  $180,000 for the years ended
March 31, 2001, 2000 and 1999, respectively.

FOREIGN CURRENCY TRANSLATION

         Statement of operations  amounts have been translated  using the average  exchange rates in effect for each period.  Gains and losses from foreign exchange  transactions  have been included in the Statements of  Operations.  Balance sheet amounts have been  translated  using exchange rates in effect at the balance sheet dates and the  translation  adjustment  has been included in the foreign currency translation adjustment, as accumulated other comprehensive income.

EARNINGS PER COMMON SHARE

         The  Company  has adopted  Statement  of  Financial  Accounting  Standards  (SFAS) No. 128,
"Earnings  Per Share"  (EPS)  which  requires  dual  presentation  of basic and  diluted EPS for all entities with complex capital  structures on a retroactive basis. Basic (loss) per share is computed based upon the  weighted  average  number of common  shares  outstanding  during  each year,  shares contingently  issuable under the Word House  acquisition as described in Note 1, have been included.
Diluted EPS gives effect to outstanding  warrants and options using the treasury  stock method.  For fiscal 2001 and fiscal 2000,  options and warrants were considered  anti-dilutive  and were excluded from the calculation of diluted EPS.

                                                F-16

CASH AND CASH EQUIVALENTS

         The Company  considers  highly liquid debt  instruments  when  purchased with a maturity of three months or less to be cash equivalents.

FINANCIAL INSTRUMENTS

         Financial instruments include cash and equivalents, accounts receivable, other assets, loan receivable,  notes and accounts payable, accrued expenses,  deferred income, and long-term debt. The amounts reported for financial  instruments are considered to be reasonable  approximations of their fair values,  based on market  information  available  to  management.  The use of different  market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

CONCENTRATION OF CREDIT RISK

         Financial  instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and unsecured trade  receivables.  The Company maintains its cash balances in financial  institutions some of which are insured by the Federal Deposit Insurance Corporation up to $100,000. At March 31, 2001, there were no uninsured balances.

         The Company grants unsecured credit to virtually all of its customers,  with one individual customer  comprising a concentrated risk (see Note 3 and 12).  Management  believes that credit risk associated with accounts receivable is limited due to the Company's long standing relationships with the majority of its customers.

PROPERTY AND EQUIPMENT

         Property  and  equipment  are  stated  at  cost  net  of  depreciation  and   amortization.
Depreciation  and  amortization are computed using  straight-line  and accelerated  methods over the estimated  useful lives of the assets in place.  Amortization of leasehold  improvements is provided over the shorter of the lease term or the estimated useful life of the asset.  Capitalized  software included in property and equipment will be amortized when placed in service.

STOCK OPTIONS

         The Company  has  adopted  the  disclosure  provisions  of SFAS No.  123,  "Accounting  for
Stock-Based  Compensation," which requires pro-forma disclosure of net income as if the SFAS No. 123 fair-value method had been applied. The Company measures and recognizes compensation costs under the provisions of Accounting  Princples Board Opinion No. 25, "Accounting for Stock Issued to Employees"
(by SFAS No. 123) which permits that when the exercised price of the Company's employee stock option equals  or is more  than  the  market  price  of the  underlying  stock  on the  date of  grant,  no compensation expense is recognized.

MARKETING AND ADVERTISING

         Marketing  and  advertising  costs are expensed as  incurred.  Such  expenses  approximated
$411,893 and $54,600 for the years ended March 31, 2001 and 2000, respectively.

INCOME TAXES

         The  Company  accounts  for its income  taxes using the  liability  method  which  measures deferred  income taxes by applying  enacted  statutory  rates in effect at the balance sheet date to differences  between  the tax bases of assets  and  liabilities  and their  reported  amounts in the financial  statements.  The asset  arising  from the net  operating  loss carry  forwards  was fully reserved since the realization of the benefits is uncertain.

                                                F-17

USE OF ESTIMATES

         The  preparation  of the  consolidated  financial  statements in conformity  with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported  amounts of assets and liabilities  and disclosure of contingent  assets and liabilities at the dates of the financial  statements and the reported  amounts of revenues and expenses during the reporting  periods.  Certain of the Company's  subsidiaries were previously a part of a consolidated group in the  Netherlands.  Such  subsidiaries  may be  jointly  and  severally  liable  for any tax assessments resulting from the group. Management estimates that no provision for such contingency is necessary. Actual results could differ from these estimates.

FACTORS AFFECTING FUTURE OPERATING RESULTS

         The Annual Report to Stockholders contains forward-looking statements. To date, the Company has not  completed  the  commercialization  of  products  or  services  based  on its  technological approaches,  and  there  can be no  assurance  that  the  approaches  will  enable  the  Company  to commercially  exploit  such  technology.  In  addition,  the Company  faces  competition  from other companies, many of which are larger and better financed.

         Other factors may affect the Company's future operations,  including the ability to attract and retain qualified  management,  to exploit current marketing efforts, and to compete successfully in the market, and to raise sufficent capital for future operations (see Note 3)

NOTE 3 - BASIS OF PRESENTATION:

         The Company's consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company  incurred a net loss of  $11,175,749  for the year ended
March 31, 2001,  currently has a working capital  deficiency of over $1,200,000 and is in default of its bank debt that raise  substantial  doubt  about the  Company's  ability to  continue  as a going concern.

         Management  believes that the existing working capital  deficiency,  together with revenues from the remaining two  translation  companies,  are  insufficient  to fully  implement its plans to exploit the Gedanken  System.  Additional  funding,  either from  outside  investors,  partners,  or customers,  will be required in order for the Company to fully realize the potential of the Gedanken
System and services  based on the system.  The Company  believes that it will be able to finance its growth from the issuance of  securities  and has  continued  discussions  with a number of potential funding  sources.  However,  the Company  has not  received  any  commitments  with  respect to such financing and there can be no assurance that the Company will be able to finance its planned growth.
If the  Company is unable to secure  additional  financing,  it may be  required to slow its service offering based on the Gedanken  System or may be required to seek joint venture  partners or license technologies to others with better resources or finally to cease its operations.

NOTE 4 - IMPAIRMENT OF LONG-LIVED ASSETS:

         The sudden and sharp  general  downturn in the Web  Development  industry  affected  TTGL's subsidiary,  Planet Access  Networks,  as  dramatically  as elsewhere in the  industry.  The Company abandoned  its Insage  brand and its efforts to  engineer a complete  multilingual  web  solution as envisioned.  Planet  Access  ceased  operations  on July 31, 2001.  The Company is in the process of liquidating, selling or otherwise disposing of Planet Access Networks. As required by FASB statement
121,  "Impairment  of  Long-Lived  Assets",  the Company  charged in 2001 to loss in  impairment  of investment $2,728,363 of excess purchase price over fair value of net assets acquired and charged in
2001 to loss on  write-down  of property  and  equipment  $2,598,979  of  machinery,  equipment  and capitalized software costs based on expected liquidation values.

         The Company also expensed approximately $814,000 of property and equipment costs related to its investment in software  license  provided by an agreement  with Esteem AB,  (included in Loss on write-down of property and equipment"). Net realizable value is based on the estimated minimum sales value of the software license.

NOTE 5-SIGNIFICANT CUSTOMERS

         For the year ended  March 31,  2001,  two  customers  accounted  for  approximately  22% of revenues,  in comparison to one customer that  represented  50% of revenues for the year ended March
31, 2000.

         The  Company has  experienced  concentration  of credit  risk with  regard to its  accounts receivable as of March 31, 2001 and 2000. Three customers represented approximately 40% of the total accounts  receivable at March 31, 2001 and one customer  represented  approximately 69% of the total accounts receivable at March 31, 2000 (see Note 14).

NOTE 6-RESEARCH AND DEVELOPMENT

         The Company expensed  approximately  $147,000 for the development of a  machine-translation system during the year ended March 31, 1999. The goal for the design of machine  tools,  or systems, is to  enhance  the  translation/localization  (production)  process.  The  Company  considers  that technological feasibility was achieved as at August 1, 1998, and subsequent payments to the Gedanken
Corporation,  in the amount of $425,000,  $290,000 and $180,000 were capitalized for the years ended
March 31, 2001, 2000 and 1999, respectively.

         In February 1997, the Company obtained an exclusive worldwide license and rights to use and sell know-how, apparatus, and methods pertaining to tools and systems developments based on a patent application by Gedanken. By assignment from Dr. Julius Cherny,  Gedanken applied for a United States
Patent that describes  apparatus and methods for translating  words,  phrases,  and sentences from a
source  language  to  other  target  languages  using  advanced   telecommunications   and  computer
technologies.  The Company is obligated to pay royalties on all revenues generated that use in whole or part the patent rights and know-how. The Company has the right to stop funding at specified times or accomplishment  periods.  The Company has paid Gedanken $750,000 for a translation/  localization system. The Company continued to pay Gedanken in excess of $750,000.

                                                F-18

         Under the 1997 license  agreement,  the Company  also has the option from  Gedanken for the rights to the development of a Real Time Voice  Translation  System based on providing the necessary funding estimated at $4,000,000.

         Dr. Cherny  resigned his positions as the president of BTS and a director of the Company in
November,  1998.  Since that time, he has devoted full time to research and development on behalf of the Company.

         On April 15, 1999, the Company entered into a development and license agreement with ESTEAM
AB (EST), a corporation  organized under the laws of Sweden. EST is a  software-development  company specializing in the development of a  computer-automated  language  translation system, known as the
"BTR System," that tailors such system to specific applications.  The BTR System, its modifications, improvements,  and  adaptations,  are used to perform  translations  of specific text documents in a particular  domain. The BTR System,  when applied to appropriate  hardware,  automatically  performs language  translations  without any human  intervention.  The computer  software utilized in the BTR
System may be  "off-the-shelf"  or  proprietary,  that is,  created  for a specific  purpose and not commercially  available.  TTGL has  received an  exclusive  worldwide  license  for four  identified applications  and for four additional  applications  for a period of fifteen years,  with an option, under certain conditions and considerations, to extend the agreement for an additional three years.

         In consideration of the worldwide  license,  TTGL has agreed:  to pay royalties on sales of any application;  to pay EST a minimum of $50,000 per month towards EST's operating expenses for two years; and will provide certain development  funding in addition to the $50,000 minimum.  During the years ended March 31, 2001 and 2000, payments in the amount of $357,532 and $874,436,  respectively, were  capitalized  by the Company.  The Company and the  principals  of ESTeam are  disputing  their respective  rights under a 1999  Licensing and  Development  Agreement.  The Company is pursuing its rights via litigation in the Superior Court of New Jersey.

         In addition,  TTGL will grant stock options to four employees of EST,  aggregating  102,000 shares of its common stock at a price of $3.50 per share,  when certain levels of sales are reached.
Such options are subject to the  provisions  of TTGL's 1995 Stock Option Plan and will vest with the grantees based upon the achievement of revenues by TTGL from the development work of EST.

NOTE 7-PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                 March 31, 2001   Average Useful
                                                 --------------    Life (Years)
                                                                  --------------
Equipment (includes $520,000 pledged as
           collateral for bank notes payable)    $    938,613             5
Software                                              284,860             5
Equipment and software under license                1,789,634             5
Office condominium                                    245,182            20
Furniture & fixtures                                   54,219             5
Leasehold improvements                                 45,945             5
Property held for sale                                100,000
                                                   ----------
Total                                               3,458,453
Less: accumulated depreciation and amortization    (1,216,376)
                                                   -----------
Net property and equipment                         $2,242,077
                                                   ==========

         For the years ended March 31, 2001 and 2000,  depreciation and  amortization  expenses were
$511,106 and $420,461, respectively.

NOTE 8-RELATED PARTY TRANSACTIONS

         Due from the Company's  chief  executive  officer  (CEO) is a loan of $100,000.  This is an interest free loan in connection with his  relocation.  The loan is due and payable upon the sale of his New Jersey home or employment termination, whichever occurs earlier.

         Due from the Company's  former chief  executive  officer (CEO) is a loan of $170,220 (which includes  accrued  interest  at the rate of 6% per annum) that is  collateralized  by 20,000 of such individual's  shares of the Company's  common stock. The loan is being forgiven over the life of the
3-year Employment Contract.

                                                F-19

         Due from the chief  executive  officer  (CEO)  and Vice  President  of Planet  are loans of
$150,000  each dated March 31, 2000 at an  interest  rate of 6% per annum.  Both of these loans have been fully reserved as doubtful of collection.

         In April,  1998, the Company settled the outstanding  employment  contract and loan account with its former  chairperson and chief operating officer for approximately  $360,000 (which includes legal fees) and the return of 8,000 shares of its common  stock.  It was deemed that $275,000 of the settlement was a period expense and the balance a deferred consulting fee.

         The Company has retained a former  officer and son of the  Company's  CEO as outside  legal counsel; fees were $53,436 in fiscal 2001 and $44,100 in fiscal 2000.

         Gedanken  was paid  $425,000 in fiscal 2001 and  $290,000 in fiscal 2000 by the Company for the computer  translation  system that Gedanken is developing (see Note 6 relative to the accounting for such payments).

NOTE 9-DEBT

         Word House has a bank net overdraft facility of up to $150,000,  which is collateralized by cash,  accounts  receivable,  and  equipment.  The bank has also  issued a letter of credit  for the account of Word House in the amount of $50,000 as a security deposit.

         On December 6, 2000,  the  Company,  excluding  Word House (U.S.  Companies),  received the following credit facilities from Progress Bank:

     $500,000 Line of Credit -

     The line of credit is available to the U.S.  Companies  until  November 30, 2001 at an interest rate of Prime (per Wall Street Journal) plus .50%,  floating.  All advances made under the line of credit will be limited to 80% of all the U.S. Companies' qualified accounts receivable.

     $300,000 Equipment Loan -

     This loan is a 3 year term loan,  repayable in 35 principal payments of $8,333.33 plus interest and one final principal payment of $8,333.45 plus any accrued interest. Interest is at the rate of Prime (per Wall Street  Journal) plus .50%,  floating.  All advances made under the loan are secured by selected equipment and are not to exceed 50% of equipment appraised value.

     $400,000 Bridge Loan -

     The bridge loan is  available to the Company  until June 30, 2001 at an interest  rate of Prime
     (per Wall Street Journal) plus .50%,  floating.  This loan is secured by the assignment 400,000 shares of The Translation Group, Ltd. stock, held by Seaside Partners.  In order to induce this credit  accommodation  to the Company,  Seaside  Partners has offered its limited surety in the amount of $400,000 as additional credit accommodation.

                  The balances outstanding at March 31, 2001 are as follows:

                           Line of Credit          $   500,000
                           Equipment Loan              283,000
                           Bridge Loan                 400,000
                                                     ---------

                                    Total           $1,183,000
                                                    ==========

                                                F-20

     As the loan is in default the entire  amount due is recorded  as a current  liability  in Notes
     Payable in the  accompanying  balance  sheet at March 31,  2001.  The Company is  currently  in default under the above loan facility  agreement with Progress Bank. The amount of the original loan is  $1,200,000.  Subsequent  to the  receipt of the default  notice,  the Company has paid approximately $800,000 to Progress Bank in satisfaction of such loan facility.

NOTE 10-INCOME TAXES

         As of March 31,  2000 other  current  assets  include  approximately  $22,000 of claims for income taxes paid in prior periods as a result of carry back of operating losses.

The provision (benefits) for taxes on earnings for the years ended March 31, consist of:

                                                        2001           2000
                                                        ----           ----

                  Current
                       Federal                       $      -         $     -
                       State                            1,000               -
                       Foreign                         29,007               -
                                                     --------         --------
                                                       30,007               -

                  Deferred
                       Federal                              -          36,000
                       State                         (173,000)        133,000
                       Foreign                              -               -
                                                     --------        --------
                                                    ($142,993)       $169,000
                                                    ==========       ========

         The provision  for income taxes is different  from that which would be obtained by applying the statutory  Federal income tax rate to income (loss) before income taxes.  The items causing this difference are as follows:

                                                              2001        2000
                                                              ----        ----
Tax expense (benefit) at U.S. statutory rate             $(3,848,000) $(100,000)
Non-deductible expenses:
  Amortization and impairment of goodwill                  1,064,000    116,000
  Amortization of stock based expenses                       102,000    107,000
  Impairment of property and equipment                     1,160,000          -
  Other                                                       12,007     10,000
State income taxes net of federal benefit                   (114,000)    88,000
Change in valuation allowance for:
  Use of prior year net operating loss                             -   (233,000)
  Unavailibility of foreign loss for carryback               196,000    181,000
  Unavailibility of U.S. net operating loss for carryback  1,285,000          -
                                                           ---------  ---------
                                                           ($142,993) $ 169,000
                                                           ========== =========

         The tax effect of  temporary  differences  that give rise to  significant  portions  of the deferred tax assets and deferred tax liabilities at March 31, are as follows:

                                                           2001          2000
                                                           ----          ----
Deferred tax assets:
     Net operating tax loss carry forward               $1,518,000    $(388,000)
     Difference in basis of assets for book and
       income taxe purposes                              1,160,000            -
     Less:  valuation allowance                         (2,477,000)           -

Deferred tax liability:
     Difference in basis of assets due to use of the
                  cash method for income tax purposes      217,000      463,000
     State deferred tax net of federal benefit                   -      114,000
                                                         ---------    ---------
                                                         $  16,000    $ 189,000
                                                         =========    =========

                                                F-21

NET OPERATING LOSS CARRY-FORWARDS:

         The Company has US Federal and State  operating  loss carry fowards and deferred tax assets of approximately $2,477,000 that expire over the ensuing period of twenty years.

         The Company has foreign net operating loss carry-forwards of approximately $370,000 that do not expire under Dutch tax rules

NOTE 11-PREFERRED STOCK

         The Company is  authorized  to issue  1,000,000  shares of  preferred  stock and has issued
250,000 shares of convertible preferred stock at March 31, 2001. Holders of the preferred shares are entitled to receive cumulative cash dividends at the annual rate of 8% payable quarterly. The shares are  convertible  at any time during the five year period ending March 31, 2005, in whole or in part at a price of $4.00 per share.  The preferred  stock can be redeemed by the holder at face value, at the end of five years.

NOTE 12-STOCK OPTIONS AND WARRANTS

STOCK OPTIONS

         In October 1996,  the Company  adopted a Stock Option Plan (the "Plan") that provides for a maximum of 2,500,000  shares of common stock to be issued in connection with such plan. The Plan was amended at the annual  meeting of  stockholders  on September  28, 1999.  The price  payable for the shares of common stock under  incentive  stock options must be not less that 100% of the fair market value at the time the option is granted  (and 110% if the person  granted such option owns more than
10% of the outstanding shares of the common stock).  Additionally,  under the Plan, participants may be granted stock appreciation  rights (SAR). SARs consist of rights to receive either cash or shares of common  stock equal to the amount by which the value of such  shares of common  stock on the date the SAR is exercised exceeds the per share option price. No SARs have been granted.  Options granted under this Plan expire ten years from date of grant, for non-affiliated persons and five years for a
10% owner.

         The Company  follows  Accounting  Principles  Board Opinion No. 25,  "Accounting  for Stock
Issued to Employees"  ("APB 25") and related  interpretations  in accounting  for its employee stock options.  Under APB 25, when the exercise price of the Company's employee stock options equals or is more than the market price of the underlying stock on the date of grant, no compensation  expense is recognized.  The  alternative  fair value  accounting  is disclosed  only for pro forma  purposes as provided for under SFAS No. 123, "Accounting for Stock-Based  Compensation",  which requires the use of option valuation  models.  Options granted to non-employees are valued at their fair value at the date of grant.

         The  following is a schedule of the status of options  granted  under the  Company's  stock option plan:

                                                               Weighted Average
                                                                Exercise Price
                                                 Options          Per Share
                                                 -------          ---------
    Outstanding at March 31,1996                  -0-
        Granted                                   700,000            $6.17
                                                ---------            -----

    Outstanding at March 31, 1997                 700,000             6.17
        Granted                                   599,000             4.75
        Exercised                                  (2,000)            6.00
        Cancelled                                (100,000)            6.00
                                                ----------            ----

                                                F-22

    Outstanding at March 31, 1998               1,197,000            $5.47
                                                ----------           -----

        Granted                                   495,000             4.99
        Cancelled                                (263,000)            5.75
                                                 ---------            ----

    Outstanding at March 31, 1999               1,429,000            $5.25
                                                ---------            -----

        Granted                                 1,627,500             3.15
        Cancelled                                (599,500)            4.69
                                                ----------            ----

    Outstanding at March 31, 2000               2,457,000            $4.00
                                               ----------            -----

        Granted                                   522,500             3.44
        Cancelled                                (237,000)            4.20
                                               -----------           -----

    Outstanding at March 31, 2001               2,742,500            $3.88
                                               ==========            =====

Exercisable at March 31, 2001                   2,211,250            $4.04
                                                =========            =====
Exercisable at March 31, 2000                     403,750            $5.41
                                                  =======            =====
Exercisable at March 31, 1999                     852,300            $5.37
                                                  =======            =====
Exercisable at March 31, 1998                     409,200            $5.12
                                                  =======            =====

         As of March 31, 2001, the Company had granted options in excess of the amount  available to grant under the Plan. As of July 27, 2001, 950,000 of the outstanding options at March 31, 2001 have
been  cancelled,   leaving  1,792,000  options  currently  outstanding.  The  Company  expects  that approximately  400,000 of the  1,792,000  outstanding  options will be  cancelled  within the next 3 months.

         As of March 31,  2001 for each of the  following  classes of options as  determined  by the range of exercise price, the following  information regarding  weighted-average  exercise prices and weighted-average remaining contractual lives of each class is as follows:

           Weighted        Weighted Average      Number of     Weighted Average
  Number   Average         Remaining Contract    Options       Exercise Price of
  Of       Exercise Price  Life of Outstanding   Currently     Options Currently
  Options  of Options      Options (Years)       Exercisable   Exercisable
  -------  --------------  -------------------   -----------   -----------------
  100,000      $1.50               3.58               50,000          $1.50
  100,000       2.00               4.00              100,000           2.00
  110,000       2.22               8.67               27,500           2.22
   30,000       2.25               8.67                7,500           2.25
  297,500       2.31               6.83              224,375           2.31
   10,000       2.75               8.50                3,750           2.75
  645,000       3.00               8.55              516,875           3.00
   60,000       4.00               4.33               60,000           4.00
  100,000       4.06               3.25              100,000           4.06
  620,000       4.50               6.78              510,000           4.50
  270,000       5.00               3.67              221,250           5.00
  190,000       6.00                .58              190,000           6.00
  210,000       6.60               5.58              200,000           6.60
  -------     ------               ----              -------           ----
2,742,500      $3.88               6.15            2,211,250          $4.04
=========      =====               ====            =========          =====

                                                F-23

         The pro forma information regarding net (loss) and (loss) per share as required by SFAS No.
123, has been  determined as if the Company had been accounting for its employee stock options under the fair value method of that  statement.  The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                        March 31,
                                                 2001                 2000
                                                 ----                 ----
Range of risk free interest rates            6.10% - 6.30%       6.10% - 6.30%
Dividend yield                                          0%                  0%
Volatility factor                                     155%                158%
Expected life of options (in years)                   5-8                    8

         The weighted  average fair value of options  granted was $3.44 for the year ended March 31,
2001 and $2.57 for the year ended March 31,  2000.  The  Black-Scholes  option  valuation  model was developed for use in estimating the fair value of traded options which have no vesting  restrictions and are fully  transferable.  In addition,  for traded shares,  option  valuation models require the input of highly subjective  assumptions including the expected stock price volatility.  For purposes of pro forma  disclosures,  the estimated fair value of the options granted in fiscals 2001 and 2000 is  amortized  to  expense  over the  options'  average  vesting  period.  The  Company's  pro forma information follows:

                                                    Year Ended March 31

                                                    2001          2000
                                                    ----          ----

          Pro forma loss                       $12,309,749     $(2,649,411)
                                               ===========     ============

          Pro forma loss per share                $  (2.64)         $  (.89)
                                                  =========         ========

         The pro forma disclosures presented above for fiscals 2001 and 2000, respectively,  reflect compensation  expense  only for  options  granted in fiscals  2001 and 2000.  These  amounts may not necessarily  be  indicative  of the pro forma  effect of SFAS No.  123 for  future  periods in which options may be granted.

WARRANTS

         Pursuant  to its  Initial  Public  Offering  ("IPO") in December  1996,  the  Company  sold
1,840,000  warrants.  There  were  also  300,000  warrants  outstanding  to  shareholders  given  in consideration  of their  give-back of common shares to the Company in connection  with the IPO. Each warrant  entitled the  registered  shareholder  to purchase one share of common stock at an exercise price of $6.20 per share for a period of three years  beginning  December  1996.  There is a current registration statement in effect covering the exercise of these warrants.

         The Company also granted the underwriters,  of its IPO, rights to purchase 60,000 shares of the  Company's  common  stock at an  exercise  price of $7.80 per share and  160,000  warrants at an exercise  price of $.26 per warrant and in turn, an exercise price for the stock of $7.80 per share, the former of which expires on December 2, 2001, and the later of which expired on December 2, 1999.
In connection with the Company's earlier private placement, additional stock warrants were issued to purchase  40,000 shares of the Company's  common stock at a price of $1.50 per share that expires on
January 17, 2001.

         As part of the Credit  Agreement  dated December 6, 2000 with Progress Bank as discussed in
Note 9 above,  the Company  issued  96,000  warrants  at an  exercise  price of $1.38 that expire on
December 6, 2008.

         During the year ended March 31, 2000, the Company issued  598,250  warrants,  with exercise prices  ranging  from  $2.00 to $6.00  that  expire  over the next 5 years  valued at  $315,987  for financing  arrangements and a consulting  agreement.  The Company also issued 100,000 warrants at an exercise  price of $2.39 on  December  15, 1999 in  connection  with the  purchase of Planet  Access
Networks, Inc.

         During the year ended March 31,1998,  the Company issued 20,000  warrants valued at $40,000 for consulting fees and also gave an option to a consultant for three years and an additional  three years by mutual  consent  for 100,000  warrants  at the then market  price of $.80 per warrant and a price of $4.50 per common share.  The term of the warrant  overlays the option  period.  The Company valued the warrants at $225,000 and services are to be provided from April 1, 1998 to June 30, 1999;
the costs are being amortized over the period of fifteen months during which the services were to be performed.

                                                F-24

         Outstanding  warrants,  exercisable  until December 31, 2001 at an exercise price of $4.35, consist of the following:

          Issued in connection with the Initial
          Public Offering                                  2,140,000
                                                           ---------
          Balance at March 31, 1997                        2,140,000
             Granted                                          20,000
             Exercised                                       (13,340)
                                                           ----------
          Balance at March 31, 1998                        2,146,660
                                                           ---------
          Balance at March 31, 1999                        2,146,660
                                                           ---------
             Granted                                             -0-
             Exercised                                      (292,600)
                                                           ----------
          Balance at March 31, 2000                        1,854,060
                                                           ---------
             Granted                                           6,250
             Exercised                                       (33,500)
                                                           ----------
          Balance at March 31, 2001                        1,826,810
                                                           =========

         The above outstanding  warrants do not include the warrants described above relating to the
Company's  underwriters'  options to acquire 260,000  warrants and for the option to acquire 100,000 warrants issued to the consultant.

NOTE 13-COMMITMENTS AND CONTINGENCIES

(A) Employment Contracts

         The Company  has  employment  contracts  with its chief  executive  officer,  former  chief executive  officer and the  president  and vice  president of one of its  subsidiaries  that expired
December  2000(which  is  currently  being  negotiated),  April 2003,  and April 2003  respectively.
Aggregate remaining compensation and benefits under such contracts approximate $850,000.

(B) Rent

         The Company has operating leases for its production facilities and office space.  Aggregate minimum future annual rental payments are as follows:

                                        Year Ending
                                          March 31,                    Total
                                          --------                     -----

                                          2002                        $122,000
                                          2003                          15,000

         Rent expenses from fiscal years 2001 and 2000 were $419,472 and $324,908, respectively.

(C) Other matters and Litigation

         The  Company  has been sued by a  stockholder  who is seeking  monetary  damages,  specific performance,  equitable relief and costs in the amount of $3,000,000. The Company settled the matter in July 2001 for 120,000 shares of the Company's common stock in exchange for a full release.

                                                F-25

         A former  officer and  director of the  Company  has made a formal  demand to proceed  with arbitration in accordance with the rules of the American Arbitration Association wherein the officer alleges breach of the Employment Agreement with the Company. The former officer was seeking monetary damages, specific performance, equitable relief and costs in the approximate amount of $220,000. The
Company and the former officer  reached a settlement  agreement in May 2001. The former officer will receive a total of $18,500 cash and 250,000 shares of common stock.

         The former owner of  WordHouse  has sued the Company in the  Netherlands  to annul the 1997
Exchange Agreement or, in the alternative,  for approximately $2 million.  The Company believes that this claim is totally  without  merit,  and further,  is barred by a 2000  Settlement  Agreement and
Mutual Release. The Company is currently defending the action.

         The Company has filed suit against ESTeam, AB for breach of the development  contract for a financial  translation  system. If the Company's efforts are not realized the remaining net value of
the  ESTeam  AB  developed  software  license  costs  included  in  "Property  and  Equipment",   of
approximately $250,000, would be expensed.

         The Company and the principals of Gedanken are currently  disputing the parties' respective rights under a 1997 Licensing  Agreement.  In the event the dispute between the Company and Gedanken is not  swiftly  resolved,  the  Company  intends  to file a demand  with the  American  Arbitration
Association.  Based on discussions with management of the Company and with third parties, as well as review of  independent  reports  regarding  the Gedanken  technology,  a limited level of success at
Arbitration may result in the Company recouping its investment in Gedanken due to the inherent value of the technology.

NOTE 14-ACQUISITIONS AND RECENT AGREEMENTS

SEASIDE PARTNERS, L.P. AGREEMENT

         On May 29, 2000,  the Company  sold 909,091  shares of its common stock for $2.75 per share for a total of $2,500,000  through a private  placement with Seaside  Partners,  L.P. The $2,500,000 consideration  given to the  Company by  Seaside  Partners,  L.P was  $300,000  in cash,  a $500,000 promissory  note due in 90 days with  interest  at the rate of 8% per annum  and  433,783  shares of common  stock of  Sedona  Corp.,  which  together  with a  payment  from  Seaside  Partners,L.P,were liquidated to provide $1,700,000.  The Company verbally extended the due date of the promissory note for the short term in return for Seaside Partners,  L.P.'s limited surety on additional  borrowings.
See Note 9.

NOTE 15-SEGMENT OPERATIONS

         The   following   summarizes   information   about   the   Company's   business   segments.
Translation/localization  is in Japanese,  Chinese, and other languages of the Asian rim, as well as
European  languages and Canadian French. The sales of BTS originate in the United States to domestic and foreign customers. The sales of Word House originate in Europe and are almost entirely in Dutch,
French and other European languages.

Financial  information  that can be classified by the segments of the Company is as follows (stated in thousands):

                                                       2001               2000
                                                       ----               ----
Translation/localization (United States):
         Revenue                                      $2,046             $1,348
         Intercompany revenue                            (16)                 -
         Interest income                                   1                  1
         Interest expense                                                    (3)
         Intercompany interest
         Depreciation and amortization                   141                144
         Provision for income taxes                        1                  1
         Total assets                                    755                589

Translation/localization (Europe):
         Revenue                                      $2,796             $3,096
         Intercompany revenue                           (195)               (92)
         Interest income                                  15

         Interest expense                                (58)               (51)
         Intercompany interest                           (35)               (31)
         Depreciation and amortization                   161                 93
         Provision for income taxes                       29
         Total assets                                    817              1,051

                                                F-26

Internet and web-site development:
         Revenue                                      $3,407             $9,006
         Intercompany revenue                                               (11)
         Interest income                                                      1
         Interest expense                                 (2)                (1)
         Depreciation and amortization                   206                193
         Provision for income taxes                     (173)               168
         Total assets                                    735              3,440

Parent:
         Revenue                                                         $1,283
         Intercompany revenue                                            (1,283)
         Interest income                                 119                 76
         Intercompany interest                            35                 31
         Interest expense                                (49)               (53)
         Depreciation and amortization                     2                316
         Provision for income taxes
         Total assets                                  3,563              6,853

NOTE 16-  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

         In June, 2001, the FASB issued SFAS No. 141, "Business Combinations",  which supercedes APB
Opinion No. 16, "Business  Combinations",  and FASB Statement No. 38 "Accounting for  Preacquisition
Contingencies  of  Purchased  Enterprises".  The  scope  of this  Statement  requires  all  business combinations to be accounted for using one method- the purchase method,  and applies to all business combinations  initiated  after June 30, 2001.  This Statement will be adopted by the Company for all combinations  entered  into  after  June 30,  2001,  and is not  expected  to have an  impact of the
Company's financial statements.

         In June, 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets",  which supercedes APB No. 17, "Intangible Assets".  This Statement addresses how acquired intangible assets shall be  accounted  for in  financial  statements  upon  acquisition  and how  goodwill  and  other intangible assets should be accounted for after they have been initially recognized in the financial statements.  This  Statement  is required  to be adopted in the first  interim  financial  statement starting with fiscal years  beginning  after  December 15, 2001.  The Company  expects to adopt this
Statement in the first interim  financial  statement for the year ending March 31, 2003. The Company is currently  assessing the effect,  if any,  adoption of this  Statement will have on its financial statements.

         In September,  2000, the FASB issued SFAS No. 140,  "Accounting for Transfers and Servicing
of Financial Assets and Extinguishments of Liabilities," and Technical Bulletin 01-1 in July 2001 on
implementation  thereof. SFAS No. 140 replaces,  in its entirety,  SFAS No. 125, and changes many of the rules  regarding  securitizations;  however,  it continues to require an entity to recognize the financing and servicing  assets it controls and the liabilities it has incurred,  and to discontinue recognition  of the  financial  assets when  control has been  surrendered  in  accordance  with the criteria  provided.  The new rules will be applied  prospectively  to transactions  beginning in the second quarter of 2001. Management does not expect the adoption of this statement to have a material impact on its financial statements.

         On December 3, 1999, the SEC issued Staff Accounting Bulletin No. 191, "Revenue Recognition
in  Financial  Statements",  that  provides  guidance in applying  accounting  principles  generally accepted  in the United  States of  America to revenue  recognition  in  financial  statements.  The application, effective October 1, 2000 did not have an impact on the financial statements.

                                                F-27

            11,104,302 Shares

                 [LOGO]

       THE TRANSLATION GROUP, LTD.

              Common Stock

           -------------------
           P R O S P E C T U S
           -------------------

              May 14, 2002

                                               PART II
                               INFORMATION NOT REQUIRED IN PROSPECTUS

                              INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The  Company's  Certificate  of  Incorporation  and  Bylaws  reflect  the  adoption  of the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "GCL"), which eliminate or limit the  personal  liability  of a director to the  Company or its  stockholders  for  monetary damages for breach of fiduciary duty under certain circumstances. If the GCL is amended to authorize corporate action further eliminating or limiting personal liability of directors, the Certificate of
Incorporation  provides  that the  liability of the director of the Company  shall be  eliminated or limited to the fullest extent permitted by the GCL. The Company's  Certificate of Incorporation  and
Bylaws  also  provide  that the  Company  shall  indemnify  any  person,  who was or is a party to a proceeding  by reason of the fact that he is or was a  director,  officer,  employer or agent of the
Company,  or is or was serving at the request of the  Company as a  director,  officer,  employee or agent of  another  corporation,  partnership,  joint  venture,  trust or other  enterprise,  against expenses (including attorney's fees) actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably  believed to be or not opposed to the best interests of the Company, in accordance with, and to the full extent permitted by, the GCL.
The determination of whether  indemnification is proper under the circumstances,  unless made by the
Court, shall be determined by the Board of Directors.

         Reference  is made  to Item 28 for the  undertakings  of the  Registrant  with  respect  to indemnification of liabilities arising under the Securities Act of 1933, as amended (the "Act").

                             OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The  following  is a list of the  estimated  expenses to be incurred by the  Registrant  in connection with the preparation and filing of this Registration Statement.

          SEC Registration Fee..............................          $    50.00
                                                                      ----------
          Accountants' Fees and Expenses....................          $ 5,000.00
                                                                      ----------
          Other Offering Expenses...........................          $ 1,000.00
                                                                      ----------

          Total.............................................          $ 6,050.00
                                                                      ==========

                               RECENT SALES OF UNREGISTERED SECURITIES

RECENT SALES OF UNREGISTERED SECURITIES

         During the fiscal year ended March 31, 1998,  the Company  issued  25,000  shares of Common
Stock at a purchase  price of $150,000  pursuant  to a  consulting  agreement,  warrants to purchase
40,000 shares of Common Stock at an exercise price of $1.00 per share pursuant to a public relations agreement and options to purchase  225,000  shares of Common Stock at an exercise price of $1.00 per share pursuant to a consulting agreement.  The securities were issued pursuant to an exemption under
Section 4(2) of the Securities Act of 1933, as amended.

                                                II-1

         In May 1999,  the Company issued 25,000 shares of Common Stock at a purchase price of $3.00 per share pursuant to a consulting  agreement.  The securities  were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

         In connection  with the purchase by the Company of Planet Access  Networks,  Inc. as of May
26,  1999,  the Company  issued  416,668  shares of Common  Stock.  Upon  amendment  of the purchase agreement,  the Company issued an additional  218,000  shares of Common Stock,  warrants to purchase
100,000 shares of Common Stock at an exercise price of $2.39 per share,  options to purchase 370,000 shares of Common  Stock at an  exercise  price of $3.00 per share and  options to  purchase  200,000 shares of Common Stock at an exercise price of $5.00 per share.  The securities were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D.

         In July 1999, the Company issued 50,000 shares of Common Stock at a purchase price of $2.00 per share.  The securities were issued pursuant to an exemption under Section 4(2) of the Securities
Act of 1933, as amended.

         In October 1999, the Company issued  warrants to purchase  25,000 shares of Common Stock at an exercise  price of $5.00 per share and warrants to purchase  25,000  shares of Common Stock at an exercise price of $3.00 per share  pursuant to a consulting  agreement.  The securities  were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

         In November  1999,  the Company  completed  the private  placement of $500,000 of notes and warrants to purchase  250,000  shares of Common  Stock at an exercise  price of $3.00 per share.  In connection with the private placement, the Company also issued warrants to purchase 25,000 shares of
Common Stock at $3.00 per share.  The securities  were issued pursuant to an exemption under Section
4(2) of the Securities Act of 1933, as amended, and/or Regulation D.

         On May 8, 2000 the Company  issued  900,091  shares of Common Stock at a purchase  price of
$2.75 per share.  The  securities  were issued  pursuant to an exemption  under  Section 4(2) of the
Securities Act of 1933, as amended.

                                                II-2

                                              EXHIBITS

THE FOLLOWING EXHIBITS ARE FILED AS PART OF THIS REPORT:

EXHIBIT NO.    DESCRIPTION                                               METHOD OF FILING
-----------    -----------                                               ----------------

  2.1          Stock Purchase  Agreement between the Stockholders of Planet      (4)
               Access Networks,  Inc., Planet Access Networks, Inc. and the
               Company,  as amended  dated  April 27,  1999 (the "PAN Stock
               Purchase Agreement")

  2.2          Amendment  dated September 2, 1999 to the PAN Stock Purchase      (5)
               Agreement

  2.3          Amendment   dated  March  8,  2000  to  PAN  Stock  Purchase      (5)
               Agreement

  3.1          Restated Certificate of Incorporation of the Company              (1)

  3.2          By-laws of the Company                                            (1)

  3.3          Certificate of Designation for Series A Preferred Stock           (5)

  4.1          Specimen common stock Certificate                                 (2)

  4.2          Specimen Warrant Certificate                                      (2)

  4.4          Revised Form of Warrant Agreement                                 (3)

  10.1         Lease Agreement between Bureau of Translation Services, Inc.      (1)
               and J.C.G. Partnership dated January 18, 1995

  10.2         Employment  Agreement  between  the  Company  and Charles D.      (5)
               Cascio dated as of April 10, 2000

  10.3         Employment Agreement between the Company and Randy G. Morris      (5)
               dated as of December 20, 1999

  10.4         The Translation Group, Ltd. 1995 Stock Option Plan                (4)

  10.9         Employment   Agreement   between  the  Company  and  Jeffrey      (4)
               Cartwright dated May 18, 1999

                                                II-3

  10.10        Employment  Agreement  between  the  Company  and  Frederick      (4)
               LaParo dated May 18, 1999

  10.11        Employment  Agreement  between the Company and John Toedtman      (4)
               dated October 1, 1998

  10.12        Stock  Pledge  Agreement  between  the  Company  and various      (4)
               former stockholders of Planet Access Network, Inc. dated
               May 18, 1999

  10.13        License  Agreement  between  the Company and ESTeam AB dated      (8)
               April 15, 1999*

-------------------------
*    Subject to confidential treatment request pursuant to Rule 24b-2 of the Exchange Act of 1934.

(1)  Incorporated by reference to the Company's  Registration  Statement on Form SB-2 dated July 25,
     1996 (Registration No. 333-8857) (the "Form SB-2").
(2)  Incorporated by reference to Amendment No. 2 to the Company's Form SB-2.
(3)  Incorporated by reference to Amendment No. 3 to the Company's Form SB-2.
(4)  Incorporated  by reference  to the  Company's  annual  report on Form 10-KSB for the year ended
     March 31, 1999 ("1999 10-KSB").
(5)  Incorporated  by reference  to the  Company's  annual  report on Form 10-KSB for the year ended
     March 31, 2000.
(6)  Incorporated by reference to the Company's Form SB-2. dated December 4, 2000.
(7)  Incorporated  by  reference to the Company's annual  report  on  Form 10-KSB for the year ended
     March 31, 2001.

                                            UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         1. To file,  during any period in which  offers or sales are being made,  a  post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3)
of the  Securities  Act of 1933,  as amended;  (ii)  reflect in the  prospectus  any facts or events arising after the effective date of the  registration  statement  which,  individually  or together, represent a fundamental change in the information in the registration  statement;  and (iii) include any additional or changed material information on the plan of distribution.

         2. For the purpose of determining  liability  under the Securities Act of 1933, as amended, each  post-effective  amendment shall be deemed to be a new registration  statement  relating to the securities  offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To file a  post-effective  amendment to remove from  registration  any of the securities being registered which remain unsold at the termination of the offering.

         4. Insofar as  indemnification  for  liabilities  arising under the  Securities  Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions,  or otherwise, the Registrant has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Securities Act

                                                II-4

and is,  therefore,  unenforceable.  In the event  that a claim  for  indemnification  against  such liabilities  (other than the payment by the  Registrant of expenses  incurred or paid by a director, officer or  controlling  person of the  Registrant  in a successful  defense of any action,  suit or proceeding)  is  asserted  by a  director,  officer or  controlling  person in  connection  with the securities being  registered,  the Registrant will,  unless in the opinion of its counsel the matter has been  settled  by  controlling  precedent,  submit to a court of  appropriate  jurisdiction  the question whether such  indemnification by it is against public policy as expressed in the Securities
Act and will be governed by the final adjudication of such issue.

                                                II-5

                                             SIGNATURES

         Pursuant to the  requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned,  hereunto duly authorized in the City of Haddonfield, New Jersey on May 14, 2002.

                                                       THE TRANSLATION GROUP, LTD.

                                                       By:   /s/ Randy G. Morris
                                                          ------------------------------------------
                                                          Randy G. Morris, President, Acting CFO

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                           TITLE                                     DATE
---------                           -----                                     ----

/s/ Randy G. Morris                 President, Chief Executive                May 14, 2002
--------------------------          Officer, and Director
Randy G. Morris

/s/ Charles D. Cascio               Director                                  May 14, 2002
--------------------------
Charles D. Cascio

/s/ Gary M. Schlosser               Director                                  May 14, 2002
--------------------------
Gary M. Schlosser

                                                II-6